As filed with the Securities and Exchange Commission on February 8, 2002
                                                Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              --------------------
                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------

                    The Interpublic Group of Companies, Inc.
             (Exact name of Registrant as specified in its charter)

             Delaware                                    13-1024020
  (State or other jurisdiction of           (I.R.S. Employer Identification No.)
  incorporation or organization)

                              --------------------

                           1271 Avenue of the Americas
                            New York, New York 10020
                                 (212) 399-8000

 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                              --------------------
                            Nicholas J. Camera, Esq.
               Senior Vice President, General Counsel & Secretary
                    The Interpublic Group of Companies, Inc.
                           1271 Avenue of the Americas
                            New York, New York 10020
                                 (212) 399-8000

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                              --------------------
                                   Copies to:

                               Barry M. Fox, Esq.
                             Raymond B. Check, Esq.
                            Ethan A. Klingsberg, Esq.
                       Cleary, Gottlieb, Steen & Hamilton
                                One Liberty Plaza
                               New York, NY 10006
                                 (212) 255-2000
                               Fax: (212) 225-3999

                              ---------------------
              Approximate date of commencement of proposed sale to
            the public: From time to time after the effective date of
                          this Registration Statement.

                              ---------------------
         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

         If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box.|_|

                         CALCULATION OF REGISTRATION FEE

================================================================================================================================
Title of Securities to be Registered    Amount to be    Proposed Maximum Offering   Proposed Maximum Aggregate      Amount of
                                       Registered (1)     Price Per Security (2)        Offering Price (2)      Registration Fee
                                       --------------     ----------------------        ------------------      ----------------
Zero-Coupon Convertible Senior Notes   $701,960,000               83.75%                    $58,789,150              $5,408.60
Due 2021
Common Stock, $.10 par value per       (3)                         (3)                          (3)                    (4)
share
================================================================================================================================

(1) The Notes were issued at an original price of $819.14 per $1,000 principal amount at maturity, which represents an aggregate initial issue price of approximately $575,003,514.40 and an aggregate principal amount at maturity of $701,960,000.

(2) This estimate is made pursuant to Rule 457(c) of the Securities Act solely for the purpose of determining the registration fee. The above calculation is based on the average of the bid and ask prices for the Registrant's Notes on PORTAL at closing on February 6, 2002.

(3) Includes shares of common stock issuable upon conversion of the Notes at the rate of 22.8147 shares of Common Stock for each $1,000 principal amount at maturity of the Notes. This registration statement is registering the resale of the Notes and the underlying shares of common stock into which the Notes are convertible. Pursuant to Rule 416 under the Securities Act, the number of shares of common stock registered hereby shall include an indeterminate number of additional shares of common stock that may be issuable as a result of antidilution adjustments. Any shares of common stock issued upon conversion of the Notes will be issued for no additional consideration.

(4) Pursuant to Rule 457(i), there is no additional filing fee with respect to the shares of common stock issuable upon conversion of the Notes because no additional consideration will be received in connection with the exercise of the conversion privilege.

                                  ------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

     The information in this prospectus is not complete and my be changed. We may not sell these securities until the prospectus is delivered in final form. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



                  Subject to completion, dated February 8, 2002

PROSPECTUS

                                  $701,960,000

                                     [LOGO]

              Zero-Coupon Convertible Senior Notes Due 2021 (Notes)
                                       And

               Common Stock Issuable upon Conversion of the Notes

       We issued the Notes in a private placement in December 2001 at an issue price of $819.14 per Note. Selling securityholders may use this prospectus to resell from time to time their Notes and the shares of our common stock issuable upon conversion of the Notes.

       Except under circumstances described below, we will not pay cash interest on the Notes prior to maturity. Instead, on December 14, 2021, the maturity date of the Notes, holders of Notes will receive $1,000 for each Note. The issue price per Note of $819.14 represented a yield to maturity of 1.00% per year calculated from December 14, 2001. If certain tax-related events occur and we so elect, the Notes will cease to accrete original issue discount, and cash interest will accrue at a rate of 1.00% per annum on the restated principal amount and be payable semi-annually. Each Note has a principal amount at maturity of $1,000.

       Holders may convert their Notes at any time on or before the maturity date initially into 22.8147 shares of our common stock for each Note if (1) the sale price of our common stock issuable upon conversion of a Note reaches specified thresholds that decrease over time, (2) the credit rating of the Notes is reduced to below specified thresholds, (3) the Notes are called for redemption or (4) specified corporate transactions have occurred. The conversion rate will be subject to adjustment in some events but will not be adjusted for increases in accreted value.

       We may not redeem the Notes before December 14, 2006. We may, at any time on or after December 14, 2006, redeem the Notes for cash in an amount equal to the accreted value of the Notes, plus accrued and unpaid interest, if any. Holders may require us to purchase the Notes on the following dates at the following prices: December 14, 2003 at $835.64; December 14, 2004 at $844.02; December 14, 2005 at $852.48; December 14, 2006 at $861.03; December 14, 2011 at
$905.06; and December 14, 2016 at $951.35. We will pay cash for all notes so purchased on December 14, 2003. For such purchases on or after December 14, 2004, we may choose to pay the purchase price for any Notes holders require us to purchase in cash, in shares of our common stock valued at their market price (determined as described herein) or any combination thereof. In addition, if we experience specified types of fundamental changes before December 14, 2006, holders may require us to purchase the Notes for an amount equal to the accreted value of the Notes, plus accrued and unpaid interest, if any. We may choose to pay the purchase price for any Notes holders require us to purchase upon a fundamental change in cash, in shares of our common stock valued at their market price (determined as described herein) or any combination thereof.

       Commencing with the six-month period beginning December 14, 2006, we will pay contingent interest to the holders of Notes during specified six-month periods if the average price of a Note for the five trading day reference period described in this prospectus equals 120% or more of the accreted value of a Note on the day immediately preceding the relevant six-month period. The amount of contingent interest payable per Note in respect of any six-month period will equal the greater of (1) cash dividends paid by us per share on our common stock during that six-month period multiplied by the number of shares of common stock issuable upon conversion of a Note and (2) .125% of the average price of a Note for the related five trading day reference period. For a discussion of the special regulations governing contingent payment debt instruments, see "Certain United States Federal Income Tax Considerations--Classification of the Notes."

       The Notes are unsecured and rank equally with our other unsecured senior indebtedness.

       Our common stock is listed on the New York Stock Exchange under the symbol "IPG."

       Investing in the Notes or shares of our common stock involves risks. See "Risk Factors" beginning on page 11 of this prospectus.

       We will not receive any of the proceeds from the sale of the Notes or shares of common stock by any of the selling securityholders. The Notes and the shares of common stock may be offered and sold from time to time directly by the selling securityholders or alternatively through underwriters or broker-dealers or agents. The Notes and the shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale, or at negotiated prices. If the Notes and the shares of common stock are sold through underwriters or broker-dealers or agents, the selling securityholder will be responsible for underwriting discounts or commissions or agent's commissions. See "Plan of Distribution." The selling securityholders may be deemed to be "underwriters" as defined in the Securities Act of 1933, as amended. Any profits realized by the selling securityholders may be deemed to be underwriting commissions. If the selling securityholders use any broker-dealers, any commissions paid to broker-dealers and, if broker-dealers purchase any Notes or common stock as principals, any profits received by those broker-dealers on the resale of the Notes or common stock, may be deemed to be underwriting discounts or commissions under the Securities Act.

         Neither the Securities and Exchange Commission (the "SEC"), any state securities commission nor any other United States regulatory authority, has approved or disapproved the Notes or the common stock issuable upon conversion of the Notes nor determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is February 8, 2002.

                                  ------------

         We have not authorized anyone to give any information or make any representation about the offering that is different from, or in addition to, that contained in this prospectus, the related registration statement or in any of the materials that we have incorporated by reference into this prospectus. Therefore, if anyone does give you information of this type, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                                TABLE OF CONTENTS

                                                                            Page

Where You Can Find More Information...........................................3

Special Note Regarding Forward-Looking Statements And Other Factors...........4

Summary.......................................................................6

Risk Factors.................................................................11

Ratio of Earnings to Fixed Charges...........................................12

Capitalization...............................................................13

Price Range of Common Stock and Dividend Policy..............................14

Use of Proceeds..............................................................15

Interpublic..................................................................16

Description of the Notes.....................................................20

Description of Common Stock..................................................37

Certain United States Federal Income Tax Considerations......................38

Selling Securityholders......................................................44

Plan Of Distribution.........................................................47

Validity of Securities.......................................................49

Experts......................................................................49

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. Our SEC filings are also available at the offices of the New York Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

         This prospectus "incorporates by reference" certain information that we have filed with the SEC under the Securities Exchange Act of 1934. This means that we are disclosing important information to you by referring you to those documents. Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any subsequently filed document which also is, or is deemed to be, incorporated by reference in this prospectus modifies or supersedes that statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the following documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act:

o    Annual Report on Form 10-K for the year ended December 31, 2000;

o    Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

o    Quarterly Report on Form 10-Q for the quarter ended June 30, 2001;

o    Quarterly Report on Form 10-Q for the quarter ended September 30, 2001;

o Current Reports on Form 8-K filed on January 11, March 1, March 19, April 27, May 15, May 21, June 15, June 26, July 27, August 10, September 18, December 11 and December 14, 2001; and

o    Amended Current Report on Form 8-K/A filed on August 23, 2001.

         You may request a copy of these filings no cost, by writing or telephoning us at the following address:

                    The Interpublic Group of Companies, Inc.
                           1271 Avenue of the Americas
                            New York, New York 10020
                              Attn: Susan V. Watson
                                 (212) 399-8000

       Unless otherwise indicated, currency amounts in this prospectus and in any applicable supplement are stated in U.S. dollars.

                     SPECIAL NOTE REGARDING FORWARD-LOOKING

                          STATEMENTS AND OTHER FACTORS

         This prospectus contains and incorporates by reference forward-looking statements. Our representatives may also make forward-looking statements orally from time to time. Statements in this prospectus and statements incorporated by reference from our SEC reports that are not historical facts, including statements about our beliefs and expectations, particularly regarding recent business and economic trends, the integration of acquisitions and restructuring costs, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and you should therefore not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

         Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, those associated with the effect of national and regional economic conditions, our ability to attract new clients and retain existing clients, the financial success of our clients, developments from changes in the regulatory and legal environment for advertising companies around the world, and the successful completion and integration of acquisitions which complement and expand our business capabilities.

         This prospectus also contains and incorporates by reference certain financial information calculated on a "pro forma" basis (including information that is restated to exclude the impact of specified historical events). Because "pro forma" financial information by its very nature departs from traditional accounting conventions, such information should not be viewed as a substitute for the information prepared in accordance with Generally Accepted Accounting Principles (GAAP) contained in our financial statements that are incorporated into this prospectus by reference and should be read in conjunction therewith.

         One of our business strategies is to acquire businesses that complement and expand our current business capabilities. Accordingly, we are usually engaged in evaluating potential acquisition candidates. We are frequently engaged in a number of preliminary discussions that may result in one or more substantial acquisitions. These acquisition opportunities require confidentiality and from time to time give rise to bidding scenarios that require quick responses by us. Although there is uncertainty that any of these discussions will result in definitive agreements or the completion of any transactions, the announcement of any such transaction may lead to increased volatility in the trading price of our securities.

         Moreover, the success of recent or contemplated future acquisitions will depend on the effective integration of newly-acquired businesses into our current operations. Important factors for integration include realization of anticipated synergies and cost savings and the ability to retain and attract new personnel and clients.

         With respect to our recently completed acquisition of True North in particular, we may not be able to increase the scope of the services provided by us and True North to our respective clients prior to the merger, and we may not be able to achieve the cost savings and synergies we expect as a result of our integration plan. The implementation of our integration plans will present challenges involving the coordination of the operations and personnel of the two companies and may give rise to the diversion of the attention of management and unanticipated liabilities and costs. The geographically dispersed operations of the two companies may compound these challenges.

         The advertising agency and other marketing communications and marketing services businesses are highly competitive. Our agencies and media services must compete with other agencies and with other providers of creative or media services which are not themselves advertising agencies, in order to maintain existing client relationships and to obtain new clients. Competition in the advertising agency business depends to a large extent on the client's perception of the quality of an agency's "creative product." An agency's ability to serve clients, particularly large international clients, on a broad geographic basis is also an important competitive consideration. On the other hand, because an agency's principal asset is its people, freedom of entry into the business is almost unlimited and quite small agencies are, on occasion, able to take all or some portion of a client's account from a much larger competitor.

         Moreover, increasing size may limit an agency's potential for securing new business, because many clients prefer not to be represented by an agency that represents a competitor. Also, clients frequently wish to have different products represented by different agencies. Our ability to retain existing clients and to attract new clients may, in some cases, be limited by clients' policies on conflicts of interest. These policies can in some cases prevent one agency and, in limited circumstances, different agencies within the same holding company, from performing similar services for competing products or companies. Those conflicts could result in clients terminating their relationship with us following the True North merger or other acquisitions or reducing the projects for which they retain those agencies. As part of an effort to assure that these clients would not leave as a result of our merger, we and True North may need to agree to modify the terms of their existing agreements with clients in an adverse manner. Moreover, because of the combined company's larger number of clients, there could be a greater likelihood of conflicts with potential new clients in the future. If the combined company fails to maintain existing clients or attract new clients, its business may be materially and adversely impacted.

         Employees, including creative, research, media, account and practice group specialists, and their skills and relationships with clients, are among our most important assets. The inability to retain True North management and employees after the merger may have a material adverse effect on the combined company. Change of control provisions in the employment arrangements for many key employees may compound the challenge of retaining True North employees.

         Advertising and marketing communications businesses are subject to government regulation, both domestic and foreign. There has been an increasing tendency in the United States on the part of advertisers to resort to the courts, industry and self-regulatory bodies to challenge comparative advertising on the grounds that the advertising is false and deceptive. Through the years, there has been a continuing expansion of specific rules, prohibitions, media restrictions, labeling disclosures and warning requirements with respect to the advertising for certain products. Representatives within certain government bodies, both domestic and foreign, continue to initiate proposals to ban the advertising of specific products and to impose taxes on or deny deductions for advertising which, if successful, may have an adverse effect on advertising expenditures and consequently our revenues.

         Our international operations still remain exposed to certain risks which affect foreign operations of all kinds, such as local legislation, monetary devaluation, exchange control restrictions and unstable political conditions. In addition, international advertising agencies are still subject to ownership restrictions in certain countries because they are considered an integral factor in the communications process.

         Investors in the Notes should evaluate any forward-looking statements and an investment in the Notes in light of these important factors.

                                     SUMMARY

                    The Interpublic Group of Companies, Inc.

         Interpublic is a group of advertising and specialized marketing and communication services companies that together represent one of the largest resources of marketing and advertising expertise in the world. With offices in more than 130 countries, we realized worldwide revenue in 2000 of approximately $7.2 billion, 59% of which represented domestic revenue and 41% of which represented international revenue, after giving effect to our recent acquisition of True North.

         In the last five years, we have grown to become one of the world's largest groups of global marketing services companies, providing our clients with communications expertise in four broad areas:

o    Advertising, which includes advertising and media management;

o Marketing Communications, which includes client relationship management, public relations, sales promotion, event marketing, on-line marketing, and specialized sectors such as healthcare, diversity and corporate identity;

o Marketing Intelligence, which includes custom marketing research, brand consultancy, and database management; and

o Marketing Services, which includes sports and entertainment marketing, corporate meetings and events, retail marketing, and other marketing and business services.

         We seek to be the best in quality, broadest in scope and leader in size in all of these areas.

         We are organized into four global operating groups. Three of these groups, the WorldGroup, The FCB Group and The Partnership, are global marketing communications companies that provide a full complement of global marketing services and marketing communication services. Our fourth global operating group, The Advanced Marketing Services Group, is focused on growing our current marketing services and marketing intelligence services.

         We believe this organizational structure allows us to provide comprehensive marketing communications solutions for clients, enables stronger organic growth among all our operating companies and allows us to bring improved operating efficiencies to our organization.

                                  ------------

         Our principal executive offices are located at 1271 Avenue of the Americas, New York, New York 10020. Our telephone number at that address is
(212) 399-8000.

                                  The Offering

Notes Offered....................................   $701,960,000 principal
                                                    amount at maturity of
                                                    Zero-Coupon Convertible
                                                    Senior Notes Due 2021 (the
                                                    "Notes"). We will not pay
                                                    cash interest on the Notes
                                                    prior to maturity, other
                                                    than as described below
                                                    under "Description of the
                                                    Notes--Optional Conversion
                                                    to Semi-Annual Cash Pay
                                                    Notes upon Tax Event" and
                                                    "Description of the
                                                    Notes--Contingent Interest."
                                                    Each Note was issued at a
                                                    price of $819.14 and a
                                                    principal amount at maturity
                                                    of $1,000.

Maturity.........................................   December 14, 2021.

Yield to Maturity of Notes.......................   1.00% per year (computed on
                                                    a semi-annual bond
                                                    equivalent basis) calculated
                                                    from December 14, 2001.

Conversion Rights................................   Holders may convert their
                                                    Notes at any time prior to
                                                    the close of business on
                                                    December 14, 2021 if the
                                                    average per share sale price
                                                    of our common stock for the
                                                    20 trading days immediately
                                                    prior to the conversion date
                                                    is equal to or greater than
                                                    a specified percentage,
                                                    beginning at 120% and
                                                    declining 1/2% each year
                                                    thereafter until it reaches
                                                    110% at maturity, of the
                                                    Accreted Value of a Note,
                                                    divided by the conversion
                                                    rate. Holders may also
                                                    convert Notes regardless of
                                                    the sale price of our common
                                                    stock, in multiples of
                                                    $1,000 principal amount at
                                                    maturity, at any time after:

                                                    o   the credit rating
                                                        assigned to the
                                                        Notes by any two of
                                                        Moody's Investors
                                                        Service, Inc.
                                                        ("Moody's"), Standard &
                                                        Poor's Ratings Group
                                                        ("S&P") and Fitch IBCA
                                                        Duff & Phelps ("Fitch")
                                                        are Ba1, BB+ and BB+,
                                                        respectively, or lower,
                                                        or the Notes are no
                                                        longer rated by at least
                                                        two of these ratings
                                                        services;

                                                    o   we call the Notes for
                                                        redemption;

                                                    o   we make specified
                                                        distributions to our
                                                        shareholders; or

                                                    o   we become a party to a
                                                        consolidation, merger or
                                                        binding share exchange
                                                        pursuant to which our
                                                        common stock would be
                                                        converted into cash or
                                                        property (other than
                                                        securities).

                                                    For each Note converted, we
                                                    will deliver 22.8147 shares
                                                    of our common stock (subject
                                                    to adjustment as described
                                                    herein). The conversion rate
                                                    may be adjusted under some
                                                    circumstances, but will not
                                                    be adjusted for increases in
                                                    accreted value or accrued
                                                    and unpaid interest.

                                                    Your right to surrender
                                                    Notes for conversion will
                                                    expire at the close of
                                                    business on December 14,
                                                    2021.

Ranking..........................................   The Notes are our general
                                                    obligations and are not
                                                    secured by any collateral.
                                                    Your right to payment under
                                                    these Notes are:

                                                    o   junior to the rights of
                                                        our secured creditors
                                                        to the extent of their
                                                        security in our assets
                                                        (we had no secured debt
                                                        outstanding as of
                                                        September 30, 2001);

                                                    o   equal with the rights of
                                                        creditors under our
                                                        other unsecured
                                                        unsubordinated debt,
                                                        including our credit
                                                        facilities;

                                                    o   senior to the rights of
                                                        creditors under debt
                                                        expressly subordinated
                                                        to these Notes (we had
                                                        $544.6 million of
                                                        subordinated
                                                        indebtedness outstanding
                                                        as of September 30,
                                                        2001); and

                                                    o   effectively subordinated
                                                        to creditors of our
                                                        subsidiaries (our
                                                        subsidiaries had $740
                                                        million of indebtedness
                                                        outstanding as of
                                                        September 30, 2001, as
                                                        well as other
                                                        liabilities).

Contingent Interest..............................   We will pay contingent
                                                    interest to the holders of
                                                    Notes during any six-month
                                                    period from December 14 to
                                                    June 13 and from June 14 to
                                                    December 13, commencing with
                                                    the six month period
                                                    beginning December 14, 2006,
                                                    if the average Note Price
                                                    for the Applicable Five
                                                    Trading Day Period (each as
                                                    defined in "Description of
                                                    the Notes-- Contingent
                                                    Interest") equals 120% or
                                                    more of the Accreted Value
                                                    of such Notes on the day
                                                    immediately preceding the
                                                    beginning of the relevant
                                                    six-month period. The amount
                                                    of contingent interest
                                                    payable per Note in respect
                                                    of any six-month period will
                                                    equal the greater of (1)
                                                    cash dividends paid by us
                                                    per share on our common
                                                    stock during that six-month
                                                    period multiplied by the
                                                    number of shares of common
                                                    stock issuable upon
                                                    conversion of a Note and (2)
                                                    .125% of the average Note
                                                    Price for the Applicable
                                                    Five Trading Day Period.
                                                    Contingent interest, if any,
                                                    will accrue and be payable
                                                    to holders of Notes as of
                                                    the record date for the
                                                    related common stock
                                                    dividend or, if no cash
                                                    dividend is paid by us
                                                    during a quarter within the
                                                    relevant six-month period,
                                                    to holders of Notes as of
                                                    the fifteenth day preceding
                                                    the last day of the relevant
                                                    six-month period.

United States Federal Income Tax Considerations..   We and each holder will
                                                    agree in the indenture to
                                                    treat the Notes as
                                                    contingent payment debt
                                                    instruments for United
                                                    States federal income tax
                                                    purposes. As a holder of
                                                    Notes, you will agree to
                                                    accrue original issue
                                                    discount on a constant yield
                                                    to maturity basis at a rate
                                                    comparable to the rate at
                                                    which we would borrow in a
                                                    noncontingent,
                                                    nonconvertible borrowing,
                                                    7.45%, even though the Notes
                                                    will have a significantly
                                                    lower stated yield to
                                                    maturity. You will recognize
                                                    taxable income significantly
                                                    in excess of cash received,
                                                    if any, while the Notes are
                                                    outstanding. Additionally,
                                                    you will generally be
                                                    required to recognize
                                                    ordinary income on the gain,
                                                    if any, realized (including
                                                    the fair market value of
                                                    stock received) on a sale,
                                                    exchange, conversion or
                                                    redemption of the Notes. See
                                                    "Certain United States
                                                    Federal Income Tax
                                                    Consequences." No ruling
                                                    will be obtained from the
                                                    Internal Revenue Service
                                                    concerning the application
                                                    of the contingent payment
                                                    debt rules to the Notes. You
                                                    should consult your own tax
                                                    advisor concerning the tax
                                                    consequences of owning the
                                                    Notes.

Sinking Fund.....................................   None.

Optional Redemption..............................   We may not redeem the Notes
                                                    before December 14, 2006. We
                                                    may, at any time on or after
                                                    December 14, 2006, redeem
                                                    for cash all or a portion of
                                                    the Notes at their Accreted
                                                    Value, plus accrued and
                                                    unpaid interest, if any.
                                                    Indicative redemption prices
                                                    are set forth in this
                                                    prospectus on page [25].


Purchase of the Notes by Us
at the Option of the Holder......................   Holders may require us to
                                                    purchase their Notes on any
                                                    one of the following dates
                                                    at the following purchase
                                                    prices plus accrued and
                                                    unpaid interest, if any: o
                                                    on December 14, 2003 at a
                                                    price of $835.64 per Note;

                                                    o   on December 14, 2004
                                                        at a price of $844.02
                                                        per Note;

                                                    o   on December 14, 2005
                                                        at a price of $852.48
                                                        per Note;

                                                    o   on December 14, 2006
                                                        at a price of $861.03
                                                        per Note;

                                                    o   on December 14, 2011 at
                                                        a price of $905.06 per
                                                        Note; and

                                                    o   on December 14, 2016 at
                                                        a price of $951.35 per
                                                        Note.

                                                    We will pay cash for all
                                                    notes so purchased on
                                                    December 14, 2003. For such
                                                    purchases on or after
                                                    December 14, 2004, we may
                                                    choose to pay the purchase
                                                    price for any Notes holders
                                                    require us to purchase in
                                                    cash, in shares of our
                                                    common stock valued at their
                                                    Market Price (as defined
                                                    below) or any combination
                                                    thereof. If we elect to
                                                    convert the Notes to Cash
                                                    Pay Notes as provided below
                                                    the purchase price will be
                                                    adjusted as described
                                                    herein.

Optional Conversion to Semi-Annual Cash Pay Notes
    upon a Tax Event.............................   From and after the
                                                    occurrence of a Tax Event,
                                                    as defined in this
                                                    prospectus, at our option,
                                                    the Notes will cease to
                                                    accrue original issue
                                                    discount, and cash interest
                                                    will accrue on each Note
                                                    from the date on which we
                                                    exercise such option at the
                                                    rate of 1.00% per year on
                                                    the restated principal
                                                    amount (i.e., the Accreted
                                                    Value of the Notes on the
                                                    later of the date of the Tax
                                                    Event and the date we
                                                    exercise such option) and
                                                    shall be payable
                                                    semi-annually on the
                                                    interest payment dates of
                                                    June 14 and December 14 of
                                                    each year to holders of
                                                    record at the close of
                                                    business on each regular
                                                    record date immediately
                                                    preceding such interest
                                                    payment date. Interest will
                                                    be computed on the basis of
                                                    a 360-day year comprised of
                                                    twelve 30-day months and
                                                    will initially accrue from
                                                    the Option Exercise Date, as
                                                    defined in this prospectus,
                                                    and thereafter from the last
                                                    date to which interest has
                                                    been paid. In such an event,
                                                    the redemption prices,
                                                    purchase prices for
                                                    purchases of Notes at the
                                                    option of holders and
                                                    Fundamental Change purchase
                                                    prices, as defined herein,
                                                    will be adjusted as
                                                    described herein. There will
                                                    be no changes in a holder's
                                                    conversion rights in the
                                                    event the Notes are
                                                    converted into Cash Pay
                                                    Notes.

Fundamental Change...............................   Upon the occurrence of a
                                                    Fundamental Change, as
                                                    defined in this prospectus,
                                                    before December 14, 2006,
                                                    involving us, each holder
                                                    may require us to purchase
                                                    all or a portion of such
                                                    holder's Notes. The purchase
                                                    price will be equal to the
                                                    Accreted Value of the Notes
                                                    on the date of purchase,
                                                    plus accrued and unpaid
                                                    interest, if any. We may
                                                    choose to pay the purchase
                                                    price for any Notes holders
                                                    require us to purchase upon
                                                    a Fundamental Change in
                                                    cash, in shares of our
                                                    common stock valued at their
                                                    Market Price or any
                                                    combination thereof.
Use of Proceeds..................................   We will not receive any of
                                                    the proceeds from the sale
                                                    by any selling
                                                    securityholder of the Notes
                                                    or the shares of common
                                                    stock issuable upon
                                                    conversion of the Notes.

Global Securities................................   The Notes have been issued
                                                    only in book-entry form,
                                                    which means that they are
                                                    represented by one or more
                                                    permanent global securities
                                                    registered in the name of
                                                    The Depository Trust
                                                    Company, or DTC. The global
                                                    securities have been
                                                    deposited with the trustee
                                                    as custodian for DTC.

Trading..........................................   The Notes issued in the
                                                    initial placement are
                                                    eligible for trading on the
                                                    Private Offerings, Resales
                                                    and Trading through
                                                    Automatic Linkages Market
                                                    commonly referred to as the
                                                    PORTAL Market. Notes sold
                                                    using this prospectus,
                                                    however, will no longer be
                                                    eligible for trading in the
                                                    PORTAL system. We do not
                                                    intend to list the Notes on
                                                    any national securities
                                                    exchange or automated
                                                    quotation system. Our common
                                                    stock is listed on the New
                                                    York Stock Exchange under
                                                    the symbol "IPG."

                                  RISK FACTORS

         You should consider carefully the following risks in addition to all the other information included or incorporated by reference in this prospectus, including the Special Note Regarding Forward-Looking Statements and Other Factors, before deciding to invest in the Notes.

         If we experience a Fundamental Change, we may be unable to purchase the Notes you hold as required under the indenture.

         Upon the occurrence of a Fundamental Change, we must make an offer to purchase all of the outstanding Notes. Such purchase must be paid for in cash for all Notes purchased on December 14, 2003. In the event that a Fundamental Change has occurred under the indenture, a change of control might also occur under any other indenture or other agreement governing our then-existing debt or might result in the acceleration of the maturity of any of our then existing indebtedness. If a Fundamental Change were to occur or we were required to purchase outstanding Notes as described under "Description of the Notes--Purchase of Notes at the Option of the Holder," there can be no assurance that we would have sufficient funds to pay the purchase price for all Notes and amounts due under other indebtedness that we may be required to purchase or repay. Failure by us to redeem the Notes when required upon a Fundamental Change will result in an Event of Default (as defined herein) with respect to the Notes.

         An active trading market for the Notes and resale may not develop.

         Prior to the initial placement of the Notes, there was no trading market for the Notes. Although the initial purchasers have advised us that they currently intend to make a market in the Notes, they are not obligated to do so and may discontinue market making activities at any time without notice. In addition, their market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. Accordingly, we cannot assure you that any market for the Notes will develop or be sustained, the trading price of the Notes could be materially adversely affected. The Notes issued in the initial placement are eligible for trading on the PORTAL Market. Notes sold using this prospectus, however, will no longer be eligible for trading in the PORTAL system. We do not intend to list the Notes on any national securities exchange or automated quotation system.

         Investment in the Notes will result in the yearly inclusion in your income taxable income of amounts significantly in excess of cash received while the Notes are outstanding.

         We and each holder agree in the indenture to treat the Notes as contingent payment debt instruments subject to the contingent payment debt regulations. As a result, you will be required to include amounts in income, as original issue discount, in advance of the cash you receive on the Notes. The rate at which you will accrue such original issue discount will be comparable to the rate at which we would borrow in a noncontingent, nonconvertible borrowing, even though the Notes have a significantly lower stated yield to maturity. You will recognize taxable income significantly in excess of cash received while the Notes are outstanding. In addition, under the indenture, you will recognize taxable income upon the conversion of the Notes equal to the difference between the fair market value of the common stock received and your basis in the Notes. Gain or loss upon a sale, exchange or conversion will be ordinary income. See "Certain United States Federal Income Tax Consequences."

         Your claim against us will be limited if a bankruptcy proceeding is commenced against us.

         If a bankruptcy proceeding is commenced in respect of us, the claim of the holder of Notes is, under Title 11 of the United States Code, limited to the issue price of the Notes plus that portion of the original issue discount that has accrued from the date of issue to the commencement of the proceeding.

                       RATIO OF EARNINGS TO FIXED CHARGES

         The following table shows the ratios of earnings to fixed charges for us and our consolidated subsidiaries for the periods indicated.

                                                               Nine Months
                                                                  Ended
                                 Years Ended December 31,      September 30,
                          2000    1999    1998    1997    1996     2001
                          ----    ----    ----    ----    ----     ----
Ratio of earnings
to fixed charges......    4.07x   3.95x   4.44x   3.21x   3.83x     --


         In calculating the ratio of earnings to fixed chargesarnings are the sum of earnings before income taxes plus fixed charges. Fixed charges are the sum of interest on indebtedness, amortization of debt discount and expense and that portion of net rental expense deemed representative of the interest component.

         For the nine months ended September 30, 2001, we had a deficiency of earnings to fixed charges. Additional earnings of $736,315,000 would have been necessary for the nine months ended September 30, 2001 to provide a one-to-one coverage ratio. The decline in the ratio of earnings to fixed charges for the nine months ended September 30, 2001 primarily relates to lower income from operations as compared to prior periods.

                                 CAPITALIZATION

         The following table sets forth our short-term debt, long-term debt and stockholders' equity as of September 30, 2001, and as adjusted to give effect to this offering and the estimated related expenses and underwriting discounts and commissions. The data is derived from our unaudited financial statements. You should read this table in conjunction with our consolidated financial statements and related notes and the description of our liquidity and capital resources as of September 30, 2001 incorporated by reference in this prospectus.

                                               September 30,      September 30,
                                                   2001               2001
                                               -------------      -------------
                                                  Actual           As Adjusted
                                               -------------      -------------
                                                         (unaudited)
                                                        (in thousands)

Short-term debt:

Payable to banks and other lenders.........  $   1,124,783      $     815,783
Floating Rate Notes........................        100,000            100,000

Long-term debt:

Payable to financial institutions..........  $     356,253      $     176,253
Notes--7.25% due 2011......................        500,000            500,000
Notes--7.875%, due 2005....................        500,000            500,000
Convertible Subordinated
Notes--1.80%, due 2004.....................        226,653            226,653
Convertible Subordinated
Notes--1.87%, due 2006.....................        317,947            317,947
Zero-Coupon Convertible Senior
Notes due 2021.............................            --             500,000

Stockholders' equity:

Total stockholders' equity.................  $   1,863,500      $   1,863,500
                                             -------------      -------------
    Total capitalization...................  $   4,989,136      $   5,000,136
                                             =============      =============

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

         Our common stock is listed and traded on the New York Stock Exchange ("NYSE") under the symbol "IPG." The following table provides, for the calendar quarters indicated, the high and low closing sales prices per share on the NYSE for the periods shown below as reported on the NYSE and dividends per share paid during such periods.


                                        NYSE Sale Price           Dividends on
                                        ---------------              Common
                                       High           Low             Stock
                                       ----           ---             -----
Period

1999:

   First Quarter................      $40.00        $34.88            $.075
   Second Quarter...............       43.31         34.59             .085
   Third Quarter................       44.06         36.50             .085
   Fourth Quarter...............       58.06         35.75             .085

2000:

   First Quarter................       55.56         37.00             .085
   Second Quarter...............       47.44         38.00             .095
   Third Quarter................       44.62         33.50             .095
   Fourth Quarter...............       43.75         33.06             .095

2001:

   First Quarter................       47.19         32.50             .095
   Second Quarter...............       38.85         27.79             .095
   Third Quarter................       30.46         19.30             .095
   Fourth Quarter...............       31.00         19.50             .095

2002:

   First Quarter through
   January 31, 2002.............       29.65         27.20               --


The amount of future common stock dividends will depend on earnings, financial condition, the last capital requirements and other factors, and will be determined by the directors on a quarterly basis. On December 18, 2001, our Board of Directors declared a cash dividend of 9-1/2 cents per share payable on March 15, 2002, to shareholders of record at the close of business on February 27, 2002.

     As of December 31, 2001, there were approximately 18,108 direct holders of our common stock.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale by any selling securityholder of the Notes or the shares of common stock issuable upon conversion of the Notes.

                                   INTERPUBLIC

         Interpublic is a group of advertising and specialized marketing and communication services companies that together represent one of the largest resources of marketing and advertising expertise in the world. With offices in more than 130 countries, we realized worldwide revenue in 2000 of approximately $7.2 billion, 59% of which represented domestic revenue and 41% of which represented international revenue, after giving effect to our recent acquisition of True North.

Advertising and Specialized Marketing and Communications Services Businesses

         In the last five years, we have grown to become one of the world's largest groups of global marketing services companies, providing our clients with communications expertise in four broad areas:

o    Advertising, which includes advertising and media management;

o Marketing Communications, which includes client relationship management, public relations, sales promotion, event marketing, on-line marketing and specialized sectors such as healthcare, diversity and corporate identity;

o Marketing Intelligence, which includes custom marketing research, brand consultancy and database management; and

o Marketing Services, which includes sports and entertainment marketing, corporate meetings and events, retail marketing and other marketing and business services.

We seek to be the best in quality, broadest in scope and leader in size in all of these areas.

         We are organized into four global operating groups. Three of these groups, the WorldGroup, the FCB Group and The Partnership, are global marketing communications companies. Each offers a distinctive range of marketing solutions for our clients. Our fourth global operating group is The Advanced Marketing Services Group. This group is focused on growing our current marketing services and marketing intelligence services.

         We believe this organizational structure allows us to provide comprehensive marketing communications solutions for clients, enables stronger organic growth among all our operating companies and allows us to bring improved operating efficiencies to our organization.

         A brief description of our four global operating groups follows:

         The WorldGroup was founded on the global strength and quality of McCann-Erickson, one of the world's leading advertising agencies. It includes marketing communications companies spanning media, relationship marketing, events, sales promotion, public relations, brand equity, online marketing communications and healthcare communications. Launched in late 1997, the WorldGroup has expanded rapidly to become one of the world's leading networked marketing communications groups, now working with more than 25 key worldwide clients in three or more disciplines and with more than 40 U.S. clients in two or more disciplines. The WorldGroup includes the following agencies and public relations firms:

o    McCann-Erickson Worldwide (advertising),

o    MRM Partners Worldwide (direct marketing),

o    Momentum Worldwide (entertainment, event and promotional marketing),

o    FutureBrand (brand consultancy),

o Torre Lazur McCann Healthcare Worldwide (healthcare advertising and marketing),

o    Universal McCann Worldwide (media planning and buying),

o    Nationwide Advertising Services (recruitment advertising), and

o Aligned Agency Group, which includes the following independently branded general advertising agencies: Amster Yard (New York), Gotham (New York), Austin Kelly (Atlanta), Temerlin McClain (Dallas), Hill, Holliday (Boston, New York and San Francisco), Campbell Mithun (Minneapolis), and Avrett Free & Ginsberg (New York).

Weber Shandwick Worldwide is aligned with the WorldGroup to provide its clients with a global public relations capability and to enhance and broaden the WorldGroup's offering to prospective clients.

         The FCB Group is a single global integrated marketing communications network centered on Foote, Cone & Belding Worldwide and its advertising, direct marketing and sales promotion capabilities. This group also includes the following specialized services:

o    ANALYTICi (database marketing),

o    Marketing Drive Worldwide (integrated marketing),

o    R/GA (web design and development),

o    The Hacker Group (customer acquisition direct marketing),

o    FCB Media Services (media planning), and

o    FCB HealthCare (healthcare marketing).

         Weber Shandwick Worldwide also is aligned with the FCB Group to provide its clients with a global public relations capability and to enhance and broaden the FCB Group's offering to prospective clients.

         In addition, Campbell-Ewald, an independent marketing communications company, is affiliated with this group through a global strategic alliance to provide its clients with an international network for implementation of marketing communications programs.

         The Partnership, a global, client-driven creative leader, is anchored on the quality advertising reputation of Lowe & Partners Worldwide. The Partnership provides collaboration across a global group of independent networks with creative capabilities across all areas of marketing communications. The partners seek to preserve their independence while creating the ability to interconnect seamlessly to better service clients. Senior Partners include:

o    Lowe & Partners Worldwide (advertising),

o    Draft Worldwide (direct and promotional marketing),

o    Golin/Harris International (public relations), and

o    Initiative Media (media planning and buying).

         The Partnership also includes a group of Member Partners, which are independent advertising agencies that will now have more direct access to both global capabilities and increased marketing services. This group includes The Martin Agency, Mullen and Suissa Miller, as well as the following new Member
Partners:

o    Bozell,

o    Carmichael Lynch,

o    Deutsch,

o    Howard Merrell & Partners,

o    Tierney Communications,

o    Delaney Lund (minority international partner), and

o    Springer & Jacoby (minority international partner).

         The Advanced Marketing Services Group (AMS) is the management center for our specialized and advanced marketing services including:

o    NFO WorldGroup (marketing intelligence services),

o Jack Morton Worldwide (specialized marketing services including corporate events, meetings and training/learning),

o New America Strategies Group (multi-cultural marketing and communications), and

o    ISO Healthcare Group (strategic healthcare consulting).

         Each of the companies in AMS is linked to one or more of the other three operating groups through affiliate relationships, ensuring access to the best, most innovative ideas and solutions for client communications needs. Additionally, our public relations networks, Weber Shandwick Worldwide, Golin/Harris International and DeVries Public Relations, are based within Advanced Marketing Services' Constituency Management Group, in order to maintain their professional affiliation with our other operating groups. AMS is also charged with expanding our business into new marketing intelligence, services, and communications areas.

         We provide services for clients whose businesses are international in scope as well as for clients whose businesses are restricted to a single country or a small number of countries. Revenue for 2000 and 1999 is presented below by major geographic area:

                                                    Year Ended December 31,
                                                    -----------------------
                                                    2000               1999
                                                    ----               ----
                                                          (in thousands)
United States............................       $4,244,160          $3,624,180
International
   United Kingdom........................          605,630             595,971
   All other Europe......................        1,233,227           1,278,719
   Asia Pacific..........................          511,241             415,179
   Latin America.........................          335,074             280,033
   Other.................................          253,356             223,155
                                                ----------          ----------
     Total International.................        2,938,528           2,793,057
                                                -----------         ----------

       Total Consolidated................       $7,182,688          $6,417,237
                                                ===========         ==========


Sources of Revenue

         We generate revenue from planning, creating and placing advertising in various media and from planning and executing other communications or marketing programs. Historically, the commission customary in the industry was 15% of the gross charge ("billings") for advertising space or time; more recently, lower commissions have been negotiated, but often with additional incentives paid for better performance. For example, an incentive component is frequently included in arrangements with clients based on improvements in an advertised brand's awareness or image, or increases in a client's sales or market share of the products or services being advertised. Under commission arrangements, media bill us at their gross rates. We bill these amounts to our clients, remit the net charges to the media and retain the balance as our commission. Some clients, however, prefer to compensate us on a fee basis, under which we bill our client for the net charges billed by the media plus an agreed-upon fee. These fees usually are calculated to reflect our hourly rates and out-of-pocket expenses incurred on behalf of clients, plus proportional overhead and a profit mark-up.

         Like other agencies, we are primarily responsible for paying the media with respect to firm contracts for advertising time or space placed on behalf of our clients. This is a problem only if the client is unable to pay us because of insolvency or bankruptcy. We make serious efforts to reduce the risk from a client's insolvency including carrying out credit clearances, requiring in some cases payment of media in advance, or agreeing with the media that we will be solely liable to pay the media only after the client has paid us for the media charges.

         We also receive commissions from clients for planning and supervising work done by outside contractors in the physical preparation of finished print advertisements and the production of television and radio commercials and other forms of advertising. This commission is customarily 17.65% of the outside contractor's net charge, which is the same as 15.0% of the outside contractor's total charges including commission. With the expansion of negotiated fees, the terms on which outstanding contractors' charges are billed are subject to wide variations and even include in some instances the elimination of commissions entirely, provided that there are adequate negotiated fees.

         We also derive revenue in many other ways, including the planning and placement in media of advertising produced by unrelated advertising agencies; the maintenance of specialized media placement facilities; the creation and publication of brochures, billboards, point of sale materials and direct marketing pieces for clients; the planning and carrying out of specialized marketing research; public relations campaigns; creating and managing special events at which clients' products are featured; and designing and carrying out interactive programs for special uses.

Clients

         The five clients that made the largest revenue contribution in 2000 accounted individually for approximately 1.4% to 5.7% of our revenue and in the aggregate accounted for approximately 13% of our revenue. Twenty of our clients accounted for approximately 23% of our revenue. Based on revenue, our largest clients currently include Coca-Cola, General Motors Corporation, Johnson & Johnson, Nestle and Unilever. General Motors Corporation first became a client of one of our agencies in 1916 in the United States. Predecessors of several of the Lintas agencies have supplied advertising services to Unilever since 1893. Our client relationship with Nestle began in 1940 in Argentina. While the loss of the entire business of one of our largest clients could significantly harm our business, we believe that it is very unlikely that the entire business of any of these clients would be lost at the same time, because we represent several different brands or divisions of each of these clients in a number of geographical markets in each case through more than one of our agency systems.

         Representation of a client rarely means that we handle advertising for all brands or product lines of the client in all geographical locations. Any client may transfer its business from an agency within our Company to a competing agency, and a client may reduce its marketing budget at any time.

         Our agencies in many instances have written contracts with their clients. As is customary in the industry, these contracts provide for termination by either party on relatively short notice, usually 90 days but sometimes shorter or longer.

Acquisition Strategy

         We pursue acquisitions to complement and enhance our service offerings. In addition, we also seek to acquire businesses similar to our own that expand our geographic scope to better serve new and existing clients. Our acquisitions have historically been funded using stock, cash or a combination of both.

                            DESCRIPTION OF THE NOTES

         The Notes were issued under an indenture dated as of October 20, 2000, between us and The Bank of New York, as trustee (the "trustee"), as supplemented by a supplemental indenture thereto, dated as of December 14, 2001 (as so supplemented, the "indenture"). The indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part.

         The following summary of certain provisions of the indenture does not purport to be complete and is subject to, and qualified in its entirety by reference to, all the provisions of the indenture. Because the following is only a summary, it does not contain all information that you may find useful. For further information you should read the indenture and the Notes. The form of indenture and Notes is available as set forth under "Where You Can Find More Information."

         Definitions of certain terms are set forth under "Certain Definitions" and throughout this description. Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the indenture, and those definitions are incorporated herein by reference. As used in this "Description of the Notes," unless otherwise indicated, the words "we," "us" and "our" refer to The Interpublic Group of Companies, Inc. (and its successors) and not any of our subsidiaries.

General

         The Notes:

o are our unsecured senior obligations and rank equally with all of our other unsecured senior indebtedness;

o    are limited to $701,960,000 aggregate principal amount at maturity; and

o    will mature on December 14, 2021.

         As used herein, "Note" means a Note having, upon issuance, a principal amount at maturity of $1,000. Except under circumstances described under "--Optional Conversion to Semi-Annual Cash Pay Notes Upon Tax Event" and "Contingent Interest," we will not pay cash interest on the Notes; rather the Notes will accrete to a principal amount of $1,000 per Note upon maturity, representing a yield to maturity of 1.00% per annum.

         The Notes are redeemable prior to maturity on or after December 14, 2006, as described below under "--Optional Redemption," and do not have the benefit of a sinking fund. Principal of the Notes will be payable, and the transfer of Notes will be registrable, at the office of the trustee.

         The Notes were originally offered at a substantial discount from their principal amount at maturity. Except as described below, we will not make periodic cash payments of interest on the Notes. Each Note of $1,000 principal amount at maturity was issued at an issue price of $819.14. For United States federal income tax purposes, we will report the accrual of original issue discount at the comparable yield of 7.45% under the contingent payment debt regulations while the Notes remain outstanding. The issue date for the Notes and the commencement date for the accrual of original issue discount was December 14, 2001. See "Certain United States Federal Income Tax Considerations--United States Holders--Accrual of Interest on the Notes."

         The Notes were issued only in registered form without coupons in denominations of $1,000 and any integral multiple of $1,000 above that amount. No service charge will be made for any registration of transfer or exchange of Notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Notes are represented by one or more global securities registered in the name of a nominee of DTC. See "--Book Entry, Delivery and Form."

Ranking

         The Notes are our general unsecured obligations and rank senior in right of payment to all our existing and future indebtedness that is, by its terms, expressly subordinated in right of payment to the Notes and pari passu in right of payment with all our existing and future unsecured indebtedness that is not so subordinated. As of September 30, 2001, we had $544.6 million of subordinated indebtedness outstanding. Because we are a holding company, our rights and the rights of our creditors, including the holders of the Notes offered in this prospectus, to participate in the assets of any subsidiary during its liquidation or reorganization, will be subject to the prior claims of the subsidiary's creditors, unless we are ourselves a creditor with recognized claims against the subsidiary.

Conversion Rights

         Holders may convert Notes, in multiples of $1,000 principal amount at maturity, into our common stock at any time prior to the close of business on December 14, 2021, if the average Sale Price of our common stock for the 20 trading days immediately prior to the conversion date is equal to or greater than a specified percentage, beginning at 120% in the year of issuance and declining 1/2% each year thereafter until it reaches 110% at maturity, of the Accreted Value as of such date of conversion, divided by the conversion rate.

         Holders may also convert Notes into our common stock, regardless of the Sale Price of our common stock, if any of the following three conditions applies, in multiples of $1,000 principal amount at maturity.

         Change in Credit Ratings. Holders may convert Notes into our common stock at any time after the credit ratings assigned to the Notes by any two of Moody's, S&P and Fitch are Ba1, BB+ and BB+, respectively, or lower, or the Notes are no longer rated by at least two of these ratings services.

         Redemption of Notes. If we redeem the Notes, holders may convert Notes into our common stock at any time prior to the close of business on the business day prior to the redemption date.

         Occurrence of Specified Corporate Transactions. Holders may convert Notes into our common stock at any time if we elect to:

              (1) become a party to a consolidation, merger or binding share exchange pursuant to which our common stock would be converted into cash or property (other than securities), in which case a holder may surrender Notes for conversion at any time from and after the date which is 15 days prior to the anticipated effective date for the transaction until 15 days after the actual effective date of such transaction;

              (2) distribute to all holders of our common stock assets, debt, securities or certain rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 15% of the Sale Price of our common stock on the day preceding the declaration date for such distribution; or

              (3) distribute to all holders of our common stock certain rights entitling them to purchase, for a period expiring within 60 days after the date of such distribution, our common stock at less than the Sale Price at the time of such distribution.

         In the case of clause (2) or (3), we must notify the holders of Notes at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their Notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place.

         Notes for which a holder has delivered a purchase notice or a Fundamental Change purchase notice requiring us to purchase the Notes may be converted only if such notice is withdrawn in accordance with the indenture.

         The initial conversion rate is 22.8147 shares of our common stock per Note subject to adjustment upon the occurrence of certain events described below. The conversion rate will not be adjusted for accrued original issue discount or accrued and unpaid interest, if any.

         In lieu of issuing fractional shares, we will pay an amount of cash based on the Sale Price of our common stock on the trading day immediately preceding the conversion date. On conversion of Notes, a holder will not receive any cash payment representing accrued original issue discount or accrued and unpaid interest, if any. Our delivery to the holder of the fixed number of shares of our common stock into which the Notes are convertible, together with any cash payment for fractional shares, will be deemed:

o to satisfy our obligation to pay the principal amount at maturity of the Notes;

o to satisfy any obligation to pay the increase in Accreted Value from the Issue Date through the conversion date; and

o    to satisfy any obligation to pay accrued and unpaid interest, if any.

         As a result, Accreted Value is deemed to be paid in full rather than canceled, extinguished or forfeited.

         A certificate for the number of full shares of our common stock into which any Notes are converted, together with any cash payment for fractional shares, will be delivered through the conversion agent as soon as practicable following the conversion date.

         The conversion rate will be adjusted for:

o dividends or distributions on our common stock payable in our common stock or our other capital stock;

o subdivisions, combinations or certain reclassifications of our common stock;

o distributions to all holders of our common stock of certain rights to purchase our common stock for a period expiring within 60 days at less than the Sale Price at the time; and

o distributions to all holders of our common stock of our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value exceeding 15% of the Market Price on the day preceding the declaration of such distribution (aggregating distributions on an annual basis).

         No adjustment in the conversion rate will be required unless such adjustment would require a change of at least 1% of the conversion rate then in effect; provided that any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. Except as stated above, the conversion rate will not be adjusted for the issuance of common stock or any securities convertible into or exchangeable for common stock or carrying the right to purchase any of the foregoing.

         No adjustment need be made if holders may participate in the transaction that would otherwise give rise to such an adjustment. In cases where the fair market value of assets, debt securities or certain rights, warrants or options to purchase our securities distributed to shareholders (a) equals or exceeds the Sale Price of our common stock, or (b) such Sale Price exceeds the fair market value of such assets, debt securities or rights, warrants or options so distributed by less than $1.00, rather than being entitled to an adjustment in the conversion rate, the holder will be entitled to receive upon conversion, in addition to the shares of our common stock, the kind and amount of assets, debt securities or rights, warrants or options comprising the distribution that such holder would have received if such holder had converted such holder's Notes immediately prior to the record date for determining the shareholders entitled to receive the distribution. The indenture will permit us to increase the conversion rate from time to time.

         If we are party to a consolidation, merger or binding share exchange or a transfer of all or substantially all of our assets, the right to convert Notes into our common stock may be changed into a right to convert it into the kind and amount of securities, cash or other assets of ours or of another person's which the holder would have received if the holder had converted the holder's Notes immediately prior to the transaction.

         Holders of the Notes may, in certain circumstances, be deemed to have received a distribution treated as a dividend for United States federal income tax purposes as the result of:

o a taxable distribution to holders of our common stock which results in an adjustment of the conversion rate; or

o    an increase in the conversion rate at our discretion.

         If we exercise our option to have cash interest accrue on the Notes following a Tax Event, the holder will be entitled on conversion to receive the same number of shares of our common stock or other property that the holder would have received if we had not exercised this option.

         If we exercise our option to have cash interest accrue on the Notes following a Tax Event or are required to pay contingent interest, Notes surrendered for conversion by a holder during the period from the close of business on any regular record date to the opening of business of the next interest payment date, except for Notes to be redeemed on a date within this period or on the next interest payment date, must be accompanied by payment of an amount equal to the contingent interest or interest that the holder is to receive on the Notes. See "--Contingent Interest" and "--Optional Conversion to Semi-Annual Cash Pay Notes Upon Tax Event."

Contingent Interest

         Subject to the accrual and record date provisions described below, we will pay contingent interest to the holders of Notes during any six-month period from December 14 to June 13 and from December 13 to June 14, commencing with the six-month period beginning December 14, 2006, if the average (the "Average Note Price") of the Note Prices for the Applicable Five Trading Day Period equals 120% or more of the Accreted Value of such Notes on the day immediately preceding the relevant six-month period. See "--Optional Redemption" for a listing of the Accreted Value at specified dates. We will pay contingent interest only in cash. "Applicable Five Trading Day Period" means the five trading days ending on the second trading day immediately preceding the relevant six-month period, unless we declare a dividend for which the record date falls prior to the first day of a six-month period but the payment date falls within such six-month period, in which case the "Applicable Five Trading Day Period" means the five trading days ending on the second trading day immediately preceding such record date.

         The amount of contingent interest payable per Note in respect of any six-month period will equal the greater of (1) cash dividends paid by us per share on our common stock during that six-month period multiplied by the number of shares of our common stock issuable upon conversion of Notes at the then applicable conversion rate and (2) .125% of the average Note Price for the Applicable Five Trading Day Period.

         Contingent interest, if any, will accrue and be payable to holders of Notes as of the record date for the related common stock dividend or, if no cash dividend is paid by us during a quarter within the relevant six-month period, to holders of Notes as of the fifteenth day preceding the last day of the relevant six-month period. Such payments will be paid on the payment date of the related common stock dividend or, if no cash dividend is paid by us during a quarter within the relevant six-month period, on the last day of the relevant six-month period. For United States federal income tax purposes, original issue discount will continue to accrue at the comparable yield, which we will report as 7.45% under the contingent debt payment regulations, subject to adjustment for actual payments of contingent interest. See "Certain United States Federal Income Tax Considerations--United States Holders--Accrual of Interest on the Notes."

         For financial accounting purposes, our obligation to pay contingent interest on the Notes will constitute an embedded derivative, the initial value of which is not material to our consolidated financial position. Any material changes in its value will be reflected in our future income statements, in accordance with Statement of Financial Accounting Standards No. 133. "Accounting for Derivative Instruments and Hedging Activities." We do not believe that such future changes in value will have a significant effect on our future reported results of operations.

         "Cash dividends" means all cash dividends on our common stock (whether regular, periodic, extraordinary, special, nonrecurring or otherwise) as declared by our board of directors.

         The "Note Price" on any date of determination means the average of the secondary market bid quotations per Note obtained by the bid solicitation agent for $10 million principal amount at maturity of Notes at approximately 4:00 p.m., New York City time, on such determination date from three unaffiliated securities dealers we select, provided that if:

o    at least three such bids are not obtained by the bid solicitation agent, or

o in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the Notes,

then the Note Price will equal (a) the then applicable conversion rate of the Notes multiplied by (b) the average Sale Price of our common stock on the five trading days ending on such determination date.

         The bid solicitation agent will initially be the trustee. We may change the bid solicitation agent, but the bid solicitation agent will not be our affiliate. The bid solicitation agent will solicit bids from securities dealers that are believed by us to be willing to bid for the Notes.

         Upon determination that holders will be entitled to receive contingent interest which may become payable during a relevant six-month period, on or prior to the start of such six-month period, we will issue a press release and publish such information on our corporate web site or such other reasonable media as we reasonably determine.

Optional Redemption

         No sinking fund is provided for the Notes. Beginning on December 14, 2006, at our option we may redeem the Notes for cash at any time as a whole, or from time to time in part, at a price (the "redemption price") equal to the Accreted Value, plus accrued and unpaid interest, if any. If converted to semi-annual cash pay Notes ("Cash Pay Notes") following the occurrence of a Tax Event, the Notes will be redeemable at the Restated Principal Amount plus accrued and unpaid interest from the date of such conversion through the redemption date. However, in no event may the Notes be redeemed prior to December 14, 2006. See "--Optional Conversion to Semi-Annual Cash Pay Notes Upon Tax Event." We will give holders not less than 30-days' nor more than 60-days' notice of redemption.

         The table below shows what the Accreted Value of a Note would be on December 14, 2006, and at specified dates thereafter prior to maturity and at maturity on December 14, 2021. The Accreted Value, in dollars, of a Note redeemed between such dates would include an additional amount reflecting the increase in Accreted Value since the next preceding date in the table.


                                          Increase in Accreted     Redemption
Redemption Date            Issue Price     Value at 1.00% (2)      Price (1+2)
---------------            -----------     ------------------      -----------
                               (1)

December 14, 2006......      $819.14            $ 41.89             $  861.03
December 14, 2007......      $819.14            $ 50.52             $  869.66
December 14, 2008......      $819.14            $ 59.24             $  878.38
December 14, 2009......      $819.14            $ 68.05             $  887.19
December 14, 2010......      $819.14            $ 76.94             $  896.08
December 14, 2011......      $819.14            $ 85.92             $  905.06
December 14, 2012......      $819.14            $ 95.00             $  914.14
December 14, 2013......      $819.14            $104.16             $  923.30
December 14, 2014......      $819.14            $113.42             $  932.56
December 14, 2015......      $819.14            $122.77             $  941.91
December 14, 2016......      $819.14            $132.21             $  951.35
December 14, 2017......      $819.14            $141.75             $  960.89
December 14, 2018......      $819.14            $151.38             $  970.52
December 14, 2019......      $819.14            $161.11             $  980.25
December 14, 2020......      $819.14            $170.94             $  990.08
December 14, 2021......      $819.14            $180.86             $1,000.00

         If less than all of the outstanding Notes are to be redeemed, the trustee shall select the Notes to be redeemed in principal amounts at maturity of $1,000 or integral multiples thereof. In this case the trustee may select the Notes by lot, pro rata or by any other method the trustee considers fair and appropriate. If a portion of a holder's Notes is selected for partial redemption and the holder converts a portion of the Notes, the converted portion shall be deemed to be the portion selected for redemption.

Purchase of Notes at the Option of the Holder

         On the purchase dates indicated below, we will, at the option of the holder, be required to purchase any outstanding Notes for which a written purchase notice has been properly delivered by the holder to the trustee and not withdrawn, subject to specified additional conditions. Holders may submit their Notes for purchase to the paying agent at any time from the opening of business on the date that is 30 business days prior to such purchase date until the close of business on such purchase date.

         The purchase price of a Note (in each case, plus accrued and unpaid interest, if any) will be:

o    $835.64 per Note on December 14, 2003;

o    $844.02 per Note on December 14, 2004;

o    $852.48 per Note on December 14, 2005;

o    $861.03 per Note on December 14, 2006;

o    $905.06 per Note on December 14, 2011; and

o    $951.35 per Note on December 14, 2016.

         The foregoing dollar amounts equal the Accreted Value on the respective purchase dates.

         If prior to a purchase date the Notes have been converted to Cash Pay Notes, the purchase price will be equal to the Restated Principal Amount plus accrued and unpaid interest from the date of conversion to the purchase date. See "--Optional Conversion to Semi-Annual Cash Pay Notes Upon Tax Event."

         We will pay cash for all notes purchased pursuant to the option described above on December 14, 2003. For such purchases on or after December 14, 2004, we may, at our option, instead of paying the purchase price in cash, pay all or a portion of the purchase price in shares of our common stock, as long as our common stock is then listed on a national securities exchange or traded on the NASDAQ National Market System. For purchases on or after December 14, 2004, if we elect to pay the purchase price, in whole or in part, in shares of common stock, the number of shares of common stock to be delivered by us will be equal to the portion of the purchase price to be paid in common stock divided by the Market Price of a share of our common stock.

         We will be required to give notice on a date not less than 30 business days prior to each purchase date by giving notice to all holders and beneficial owners as required by applicable law, stating among other things:

o for purchases on or after December 14, 2004, whether we will pay the purchase price of Notes in cash, common stock or a combination thereof, specifying the percentages of each;

o for purchases on or after December 14, 2004, if we elect to pay in common stock, the method of calculating the Market Price of the common stock; and

o the procedures that holders must follow to require us to purchase their Notes.

         The purchase notice given by each holder electing to require us to purchase Notes shall state:

o if certificated, the certificate numbers of the holder's Notes to be delivered for purchase;

o the portion of the principal amount at maturity of Notes to be purchased, which must be $1,000 or an integral multiple thereof;

o for purchases on or after December 14, 2004, in the event we elect, pursuant to the notice that we are required to give, to pay the purchase price in common stock, in whole or in part, but the purchase price is ultimately to be paid to the holder entirely in cash because any condition to payment of the repurchase price or portion of the purchase price in common stock is not satisfied prior to the close of business on the purchase date, as described below, whether the holder elects: (1) to withdraw the purchase notice as to some or all of the Notes to which it relates, or (2) to receive cash in respect of the entire purchase price for all Notes or portions of Notes subject to such purchase notice; and

o that the Notes are to be purchased by us pursuant to the applicable provisions of the Notes and the indenture.

         For purchases on or after December 14, 2004, if the holder fails to indicate the holder's choice with respect to the election described in the penultimate bullet point above, the holder will be deemed to have elected to receive cash in respect of the entire repurchase price for all Notes subject to the repurchase notice in these circumstances.

         Any purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date.

         The notice of withdrawal shall state:

o    the principal amount at maturity being withdrawn;

o    if certificated, the certificate numbers of the Notes being withdrawn; and

o the principal amount at maturity of the Notes that remain subject to the purchase notice, if any.

         In connection with any purchase offer pursuant to these provisions, to the extent applicable we will:

o comply with the provisions of Rule 13e-4, Rule 14e-l and any other tender offer rules under the Exchange Act which may then be applicable; and

o    file Schedule TO or any other required schedule under the Exchange Act.

         Payment of the purchase price for Notes for which a purchase notice has been delivered and not validly withdrawn is conditioned upon delivery of the Notes, together with necessary endorsements, to the paying agent at any time after delivery of the purchase notice. Payment of the purchase price for the Notes will be made promptly following the later of the purchase date or the time of delivery of the Notes.

         Because the Market Price of the common stock is determined prior to the applicable purchase date, holders of Notes bear the market risk with respect to the value of the common stock to be received from the date such Market Price is determined to such purchase date. We may pay the purchase price or any portion of the purchase price in common stock only if the information necessary to calculate the Market Price is published in a daily newspaper of national circulation.

         Our right to purchase Notes, in whole or in part, with common stock for purchases on or after December 14, 2004, is subject to our satisfying various conditions, including:

o the registration of the common stock under the Securities Act and the Exchange Act, if required; and

o any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

         If such conditions are not satisfied with respect to a holder prior to the close of business on the purchase date, we will pay the purchase price of the Notes of such holder entirely in cash. We may not change the form or components or percentages of components of consideration to be paid for the Notes once we have given the notice that we are required to give to holders of Notes, except as described in the first sentence of this paragraph.

         If the paying agent holds money or securities sufficient to pay the purchase price of a Note on the business day following the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, the Note will cease to be outstanding and will cease to accrete original issue discount, whether or not the Note is delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the purchase price upon delivery of the Note.

         Our ability to purchase Notes may be limited by the terms of our then existing indebtedness or financing agreements.

         No Notes may be purchased at the option of holders if there has occurred and is continuing an Event of Default, other than an Event of Default that is cured by the payment of the purchase price of all such Notes.

Fundamental Change Permits Holders to Require Us to Purchase Notes

         If a Fundamental Change occurs at any time prior to December 14, 2006, each holder will have the right, at the holder's option, to require us to purchase any or all of the holder's Notes. The Notes may be purchased in integral multiples of $1,000 principal amount at maturity. We will purchase the Notes at a price equal to the Accreted Value of the Notes on the purchase date plus accrued and unpaid interest, if any. See the table under "--Optional Redemption." If, prior to the purchase date, we elect to convert the Notes to Cash Pay Notes, the purchase price will be equal to the Restated Principal Amount plus accrued and unpaid interest from the date of conversion to the purchase date. See "--Optional Conversion to Semi-Annual Cash Pay Notes Upon Tax Event." If a Fundamental Change occurs on or after December 14, 2006, no holder will have a right to require us to purchase any Notes, except as described above under "--Purchase of Notes at the Option of the Holders."

         We may, at our option, instead of paying the purchase price in cash, pay all or a portion of the purchase price in shares of our common stock, as long as our common stock is then listed on a national securities exchange or traded on the NASDAQ National Market System. If we elect to pay the purchase price, in whole or in part, in shares of common stock, the number of shares of common stock to be delivered by us will be equal to the portion of the purchase price to be paid in common stock divided by the Market Price of a share of our common stock.

         A "Fundamental Change" will be deemed to have occurred at such time after the original issuance of the Notes as any of the following occurs:

         (1) a "person" or "group" within the meaning of Section 13(d) of the Exchange Act (other than us, our subsidiaries or our or their employee benefit plans) files a Schedule TO (or any schedule, form or report under the Exchange Act) disclosing that such person or group has become the direct or indirect ultimate "beneficial owner" (as defined in Rule 13d-3 under the Exchange
              Act) of our Common Equity representing more than 50% of the voting power of our Common Equity;

         (2) consummation of any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer (in one transaction or a series of transactions) of all or substantially all of our consolidated assets (considered together with our subsidiaries) to any person (other than one of our subsidiaries); provided, however, that a transaction where the holders of more than 50% of all classes of our Common Equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Equity of the continuing or surviving corporation or transferee immediately after such event shall not be a Fundamental Change; or

         (3) Continuing Directors cease to constitute at least a majority of our board of directors.

         A Fundamental Change will not be deemed to have occurred, however, if either:

         (I) the Sale Price of our common stock for any five trading days within the 10 consecutive trading days ending immediately before the later of the Fundamental Change or the announcement thereof, shall equal or exceed 105% of the Accreted Value as of such date, divided by the conversion rate, or

         (II) at least 90% of the consideration in the transaction or transactions constituting the Fundamental Change consists of shares of common stock traded on a national securities exchange or quoted on the Nasdaq Stock Market (or which will be so traded or quoted when issued or exchanged in connection with such Fundamental Change) (such securities being referred to as "publicly traded securities") and as a result of such transaction or transactions the Notes become convertible into such publicly traded securities (excluding cash payments for fractional shares).

         On or before the 20th day after the occurrence of a Fundamental Change, we will provide to all holders of the Notes and the trustee a notice of the occurrence of the Fundamental Change and of the resulting purchase right. Such notice shall state, among other things:

o whether we will pay the purchase price of Notes in cash, common stock or a combination thereof, specifying the percentages of each;

o if we elect to pay in common stock, the method of calculating the Market Price of the common stock; and

o the procedures that holders must follow to require us to purchase their Notes.

         To exercise the purchase right, holders of Notes must deliver, on or before the 35th day after the date of our notice of a Fundamental Change, subject to extension to apply with applicable law, the Notes to be purchased, duly endorsed for transfer, together with a written purchase notice and the form entitled "Option to Elect Purchase Upon a Fundamental Change" on the reverse side of the Notes duly completed, to the paying agent. The purchase notice given by each holder electing to require us to purchase Notes shall state:

o if certificated, the certificate numbers of the holder's Notes to be delivered for purchase;

o the portion of the principal amount at maturity of Notes to be purchased, which must be $1,000 or an integral multiple thereof;

o in the event we elect, pursuant to the notice that we are required to give, to pay the purchase price in common stock, in whole or in part, but the purchase price is ultimately to be paid to the holder entirely in cash because any condition to payment of the repurchase price or portion of the purchase price in common stock is not satisfied prior to the close of business on the purchase date, as described below, whether the holder elects: (1) to withdraw the purchase notice as to some or all of the Notes to which it relates, or (2) to receive cash in respect of the entire purchase price for all Notes or portions of Notes subject to such purchase notice; and

o that the Notes are to be purchased by us pursuant to the applicable provisions of the Notes and the indenture.

         If the holder fails to indicate the holder's choice with respect to the election described in the penultimate bullet point above, the holder will be deemed to have elected to receive cash in respect of the entire repurchase price for all Notes subject to the repurchase notice in these circumstances.

         Any purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the purchase date. The notice of withdrawal shall state:

o    the principal amount at maturity being withdrawn;

o    if certificated, the certificate numbers of the Notes being withdrawn; and

o the principal amount at maturity of the Notes that remain subject to the purchase notice, if any.

         We will be required to purchase the Notes no later than 35 business days after the occurrence of the relevant Fundamental Change subject to extension to comply with applicable law.

         In connection with any purchase offer pursuant to these provisions, to the extent applicable we will:

o comply with the provisions of Rule 13e-4, Rule 14e-l and any other tender offer rules under the Exchange Act; and

o    file Schedule TO or any other required schedule under the Exchange Act.

         The purchase rights of the holders could discourage a potential acquirer of us. The Fundamental Change purchase feature, however, is not the result of management's knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

         The term Fundamental Change is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the Notes upon a Fundamental Change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

         No Notes may be purchased at the option of holders upon a Fundamental Change if there has occurred and is continuing an Event of Default other than an Event of Default that is cured by the payment of the purchase price of all such Notes.

         Because the Market Price of the common stock is determined prior to the applicable purchase date, holders of Notes bear the market risk with respect to the value of the common stock to be received from the date such Market Price is determined to such purchase date. We may pay the purchase price or any portion of the purchase price in common stock only if the information necessary to calculate the Market Price is published in a daily newspaper of national circulation.

         Our right to purchase Notes, in whole or in part, with common stock is subject to our satisfying various conditions, including:

o the registration of the common stock under the Securities Act and the Exchange Act, if required; and

o any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

         If such conditions are not satisfied with respect to a holder prior to the close of business on the purchase date, we will pay the purchase price of the Notes of such holder entirely in cash. We may not change the form or components or percentages of components of consideration to be paid for the Notes once we have given the notice that we are required to give to holders of Notes, except as described in the first sentence of this paragraph.

Optional Conversion to Semi-Annual Cash Pay Notes Upon Tax Event

         From and after the date of the occurrence of a Tax Event, we will have the option to elect to have cash interest in lieu of future original issue discount accrue on all, and not less than all of, the Notes at the rate of 1.00% per year. If we exercise this option to pay cash interest, the principal amount of each Note will be restated (the "Restated Principal Amount") and will equal its Accreted Value on the date of the Tax Event or the date on which we exercise the option described herein, whichever is later (the "Option Exercise Date").

         Such interest will accrue from the Option Exercise Date and will be payable in cash semi-annually on the interest payment dates of December 14 and June 14 of each year to holders of record at the close of business on November 30 or May 31 immediately preceding the interest payment date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Interest will initially accrue from the Option Exercise Date and thereafter from the last date to which interest has been paid. If we exercise this option to pay cash interest, the redemption price, purchase price and Fundamental Change purchase price on the Notes will be adjusted. However, there will be no change in the holder's conversion rights.

         A "Tax Event" means that we shall have received an opinion from independent tax counsel experienced in such matters to the effect that, on or after the date of the initial placement of the Notes, as a result of:

         (1) any amendment to, or change in (including any announced proposed change in), the laws, rules or regulations thereunder of the United States or any political subdivision or taxing authority thereof or therein, or

         (2) any official administrative pronouncement, action or judicial decision interpreting or applying such laws or regulations,

         in each case which amendment or change is enacted, promulgated, issued or announced or which proposed change, pronouncement, action or decision is issued or announced, on or after the date of this prospectus, there is more than an insubstantial risk that interest (including interest calculated at the "comparable yield," original issue discount or contingent interest, if any) in respect of the Notes either:

o    would not be deductible on a current accrual basis, or

o    would not be deductible under any other method,

in either case in whole or in part, by us (by reason of deferral, disallowance, or otherwise) for United States federal income tax purposes.

         The modification of the terms of the Notes by us upon a Tax Event, as described above, may alter the timing of income recognition by holders of the Notes with respect to the semi-annual payments of interest due on the Notes after the Option Exercise Date.

Events of Default

         Each of the following constitutes an event of default under the indenture:

o default in payment of the principal amount at maturity (or if the Notes have been converted to Cash Pay Notes following a Tax Event, the Restated Principal Amount), redemption price, purchase price or Fundamental Change purchase price with respect to any Notes when such amount becomes due and payable;

o if additional amounts are owing due to a breach of the Registration Rights Agreement, contingent interest is payable or the Notes have been converted to Cash Pay Notes following a Tax Event, the failure to pay such additional amounts or interest due within 30 days of the due date;

o a failure to comply with any of our other agreements contained in the indenture for a period of 60 days after notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount at maturity of the Notes;

o the occurrence of an event of default within the meaning of another mortgage, indenture or debt, instrument under which there may be issued any of our Indebtedness, other than the Notes, in an amount in excess of $20,000,000 and which results in the Indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and we have not cured the default in payment or the acceleration is not rescinded or annulled in each case within 10 days after written notice to us from trustee or to us and to the trustee from the holders of at least 25% in principal amount at maturity of the Notes; provided, however, that if, prior to a declaration of acceleration of the maturity of the Notes or the entry of judgment in favor of the trustee in a suit pursuant to the indenture, the default has been remedied or cured by us or waived by the holders of the Indebtedness, then the event of default will be deemed likewise to have been remedied, cured or waived; and

o certain events of bankruptcy, insolvency or reorganization with respect to us and our Restricted Subsidiaries.

         No event of default with respect to a series of our debt securities other than the Notes, except as to certain events involving bankruptcy, insolvency or reorganization with respect to us, necessarily constitutes an event of default with respect to the Notes.

         In general, the indenture obligates the trustee to give notice of a default with respect to the Notes to the holders of those Notes. The trustee may withhold notice of any default, except a default in payment on any Notes, if the trustee determines it is in the best interest of the holders of the Notes to do so.

         If there is a continuing event of default, the trustee or the holders of at least 25% in principal amount at maturity of the Notes may require us to repay immediately the issue price of the Notes plus the original issue discount on the Notes accrued through the date of such declaration (or, if the Notes have been converted to Cash Pay Notes, the Restated Principal Amount plus accrued and unpaid interest) on all Notes. In the case of an event of default resulting from events of bankruptcy, insolvency or reorganization with respect to us (but not our subsidiaries), the issue price of the Notes plus the original issue discount on the Notes accrued through the date of such declaration on all Notes will become immediately payable without any act on the part of the trustee or any holder of Notes. Subject to certain conditions, the holders of a majority in principal amount at maturity of the Notes may rescind our obligation to accelerate repayment and may waive past defaults, except (1) a default described in the first or second bullet point above, (2) a default with respect to a provision of the indenture which cannot be amended without the consent of each holder affected by the amendment or (3) a default which constitutes a failure to convert any Notes in accordance with its terms and the terms of the indenture.

         Under the terms of the indenture, the trustee may refuse to enforce the indenture or the Notes unless it first receives satisfactory security or indemnity from the holders of Notes. Subject to limitations specified in the indenture, the holders of a majority in principal amount at maturity of the Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

         No holder of Notes has any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any other remedy under the indenture unless:

o the holder has previously given to the trustee written notice of a continuing event of default with respect to the Notes, and

o the holders of at least 25% in principal amount at maturity of the Notes have made written request, and offered indemnity reasonably satisfactory to the trustee to institute such proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the Notes a direction inconsistent with the request and has failed to institute the proceeding within 60 days.

         Notwithstanding the foregoing, the holder of any Notes has an absolute and unconditional right to receive payment of the principal of and interest and premium, if any, on the Notes on or after the due dates expressed in the Notes and to institute suit for the enforcement of any such payment.

         We are required to furnish to the trustee annually a statement by certain of our officers as to whether or not we, to their knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture and, if so, specifying all such known defaults.

Modification and Waiver

         The indenture permits us and the trustee to amend the indenture without the consent of the holders of Notes:

o to evidence the succession of another corporation and the assumption of our covenants under the indenture and the Notes;

o to add to our covenants or to the events of default or to make certain other changes which would not adversely affect in any material respect the holder of any outstanding Notes;

o    to cure any ambiguity, defect or inconsistency; and

o    for other purposes as described in the indenture.

         The indenture also permits us and the trustee, with the consent of the holders of a majority in principal amount at maturity of the Notes voting as a class, to add any provisions to or change or eliminate any of the provisions of the indenture or to modify the rights of the holders of Notes, provided, however, that, without the consent of the holder of each of the Notes so affected, no such amendment may:

o reduce the principal amount at maturity, Restated Principal Amount or issue price, or extend the stated maturity, of any Notes;

o reduce the redemption price, purchase price or Fundamental Change purchase price of any Notes;

o    make any change that adversely affects the right to convert any Notes;

o except as otherwise provided in this prospectus and in the indenture, alter the manner or rate of accrual of original issue discount or interest on any Notes, reduce the rate of interest upon the occurrence of a Tax Event, or extend the time for payment of original issue discount or interest, if any, on any Notes;

o    reduce the amount of principal payable upon acceleration of maturity;

o change the place of payment where, or the currency or currency unit in which, the Notes are payable;

o reduce the percentage in principal amount at maturity of affected Notes the consent of whose holders is required for amendment of the indenture or for waiver of compliance with some provisions of the indenture or for waiver of some defaults;

o change our obligation with respect to the redemption provisions of the indenture in a manner adverse to the holder; or

o modify the provisions relating to waiver of some defaults or any of the provisions relating to amendment of the indenture except to increase the percentage required for consent or to provide that some other provisions of the indenture may not be modified or waived.

         The holders of a majority in principal amount at maturity of the outstanding Notes may waive compliance by us with certain restrictive provisions of the indenture. The holders of a majority in principal amount at maturity of the outstanding Notes may also waive certain past defaults under the indenture. See "--Events of Default."

Consolidation, Merger and Sale of Assets

         We may not consolidate or merge with or into any other person, including any other entity, or convey, transfer or lease all or substantially all of our properties and assets to any person or group of affiliated persons unless:

o we are the continuing corporation or the person, if other than us, formed by such consolidation or with which or into which we are merged or the person to which all or substantially all our properties and assets are conveyed, transferred or leased is a corporation organized and existing under the laws of the United States, any of its States or the District of Columbia and expressly assumes our obligations under the Notes and the indenture; and

o immediately after giving effect to the transaction, there is no default and no event of default under the indenture.

         If we consolidate with or merge into any other corporation or convey, transfer or lease all or substantially all of our property and assets as described in the preceding paragraph, the successor corporation shall succeed to and be substituted for us, and may exercise our rights and powers under the indenture, and thereafter, except in the case of a lease, we will be relieved of all obligations and covenants under the indenture and the Notes.

         Although such transactions are permitted under the indenture, certain of the foregoing transactions occurring on or prior to December 14, 2006 could constitute a Fundamental Change (as defined herein) permitting each holder to require us to purchase the Notes of such holder as described above.

Discharge of the Indenture

         We may satisfy and discharge our obligations under the indenture by delivering to the trustee for cancellation all outstanding Notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the Notes have become due and payable, whether at stated maturity, or any redemption date, or any purchase date, or a Fundamental Change purchase date, or upon conversion or otherwise, cash or shares of common stock (as applicable under the terms of the indenture) sufficient to pay all of the outstanding Notes and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Limitation of Claims in Bankruptcy

         If a bankruptcy proceeding is commenced in respect of us, the claim of the holder of a Note is, under Title 11 of the United States Code, limited to the issue price of the Note plus that portion of the original issue discount that has accreted from the date of issue to the commencement of the proceeding.

Regarding the Trustee

         The indenture provides that, except during the continuance of an event of default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an event of default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

         The indenture and provisions of the Trust Indenture Act that will be incorporated by reference therein upon the effectiveness of the shelf registration statement of which this prospectus is a part contain limitations on the rights of the trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates; provided, however, that if it acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate such conflict or resign.

         The trustee is a lender under our credit facility and as such will receive repayment of amounts outstanding thereunder from the net proceeds of the offering. The trustee under the indenture is also the trustee under other indentures relating to certain of our outstanding indebtedness. The trustee and its affiliates have performed banking, investment banking, custodial and advisory services for us from time to time for which it and they have received customary fees and expenses.

Calculations in Respect of Notes

         We or our agents will be responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determination of the market prices of the Notes and of the common stock and amounts of interest and contingent interest, if any, on the Notes. We or our agents will make all these calculations in good faith and, absent manifest error, our and their calculations will be final and binding on holders of Notes. We or our agents will provide a schedule of these calculations to the trustee, and the trustee is entitled to conclusively rely upon the accuracy of these calculations without independent verification.

Certain Definitions

         Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all terms used in the indenture.

         "Accreted Value" means, at any date of determination, (1) prior to such time as the Notes are converted to Cash Pay Notes, the sum of (x) the initial offering price of each Note and (y) the portion of the excess of the principal amount of each Note over such initial offering price which shall have been amortized by us in accordance with GAAP through such date, such amount to be so amortized on a daily basis and compounded semi-annually on each December 14 and June 14 at the rate of 1.00% per annum from the Issue Date through the date of determination computed on the basis of a 360-day year of twelve 30-day months and (2) at or after such time as the Notes are converted to Cash Pay Notes, the Restated Principal Amount.

         "common stock" means our common stock, par value $.10 per share, as it exists on the date of the indenture and any shares of any class or classes of our capital stock resulting from any reclassification or reclassifications thereof and which have no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of us and which are not subject to redemption by us; provided, however, that if at any time there is more than one such resulting class, the shares of each such class then so issuable on conversion of Notes shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.

         "Common Equity" of any person means capital stock of such person that is generally entitled to (1) vote in the election of directors of such person or
(2) if such person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such person.

         "Continuing Director" means a director who either was a member of our board of directors on the date of this prospectus or who becomes a director of Interpublic subsequent to such date and whose election, or nomination for election by our stockholders, is duly approved by a majority of the Continuing Directors on the board of directors of Interpublic at the time of such approval, either by a specific vote or by approval of the proxy statement issued by Interpublic on behalf of the entire board of directors of Interpublic in which such individual is named as nominee for director.

         The "Market Price" as of any date means the average of the Sale Prices of our common stock for the 20 trading-day period ending on the third business day (if the third business day prior to the applicable date is a trading day or, if not, then on the last trading day) prior to such date, appropriately adjusted to take into account the occurrence, during the period commencing on the first of such trading days during such 20 trading day period and ending on such date, of certain events with respect to our common stock that would result in an adjustment of the conversion rate.

         The "Sale Price" of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on such date as reported in composite transactions for the principal United States securities exchange on which our common stock is traded or, if our common stock is not listed on a United States national or regional securities exchange, as reported on the Nasdaq Stock Market.

Governing Law

         The indenture and the Notes are governed by, and construed in accordance with, the law of the State of New York.

Book Entry, Delivery and Form

         The Notes are evidenced by fully registered Global Notes (the "Global Notes"). The Global Notes were deposited on or about the Issue Date with, or on behalf of, The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC. Upon resale of the Notes in accordance with the registration statement of which this prospectus forms a part, beneficial interests in the global Notes will be transferred from one or more restricted global securities to one or more unrestricted global securities. Owners of beneficial interests in the Notes represented by the Global Notes will hold their interests pursuant to the procedures and practices of DTC. As a result, beneficial interests in any such securities will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and any such interest may not be exchanged for certificated securities, except in limited circumstances. Owners of beneficial interests must exercise any rights in respect of their interests, including any right to convert or require purchase of their interests in the Notes, in accordance with the procedures and practices of DTC.

         So long as Cede & Co, as nominee of DTC, is the registered owner of any Notes, Cede & Co. will be considered the sole owner or holder of such Notes outstanding under the indenture. Except as provided below, owners of Notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form, and will not be considered the holders thereof under the indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder. As a result, the ability of a person having a beneficial interest in Notes represented by the Global Notes to pledge such interest to persons or entities that do not participate in DTC's system or to otherwise take actions in respect of such interest may be affected by the lack of a physical certificate evidencing such interest. You should be aware that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer the Notes may be limited.

         DTC is a limited-purpose trust company which was created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through Participants or Indirect Participants.

         Neither we, the trustee, the paying agent nor the Notes Registrar will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such Notes.

         Payments in respect of the principal, premium, if any, and interest on any Notes registered in the name of Cede & Co. on the applicable record date will be payable by the trustee to or at the direction of such Cede & Co. in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee may treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither we nor the trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium, if any, and interest).

         We believe, however, that it is currently the policy of DTC to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount at maturity of beneficial interests in the relevant security as shown on the records of DTC. Payments by DTC's Participants and Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of DTC's Participants or Indirect Participants.

         As long as the Notes are represented by one or more Global Notes, DTC's nominee will be the holder of the Notes and therefore will be the only entity that can exercise a right to repayment or repurchase of the Notes. See "Purchase of Notes at the Option of the Holder," and "Fundamental Change Permits Holders to Require Us to Purchase Notes." Notice by Participants or Indirect Participants or by owners of beneficial interests in a Global Note held through such Participants or Indirect Participants of the exercise of the option to require purchase or conversion of beneficial interests in Notes represented by a Global Note must be transmitted to DTC in accordance with its procedures on a form required by DTC and provided to Participants. In order to ensure that DTC's nominee will timely exercise a right to purchase or conversion with respect to particular Notes, the beneficial owner of such Notes must instruct the broker or the Participant or Indirect Participant through which it holds an interest in such Notes to notify DTC of its desire to exercise a right to purchase or conversion. Different firms have cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other Participant or Indirect Participant through which it holds an interest in Notes in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to DTC. We will not be liable for any delay in delivery of notices of the exercise of the option to elect purchase or conversion.

         If DTC is at any time unwilling to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue definitive Notes in exchange for the Global Notes.

Same-Day Settlement and Payment

         The indenture requires that payments in respect of the Notes (including principal, premium, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by Cede & Co.

Transfer and Exchange

         A holder may transfer or exchange the Notes in accordance with the procedures set forth in the indenture. The Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and to pay any taxes and fees required by law or permitted by the indenture. The Registrar is not required to transfer or exchange any Notes selected for redemption. Also, the Registrar is not required to transfer or exchange any Notes for a period of 15 days before a selection of the Notes to be redeemed.

         The registered holder of a Note will be treated as the owner of it for all purposes.


                           DESCRIPTION OF COMMON STOCK

General

         The Interpublic Group of Companies, Inc. is incorporated in the State of Delaware. The rights of our stockholders are generally governed by Delaware law and our certificate of incorporation and by-laws. This summary is not a complete discussion of, and is qualified by reference to, Delaware law, including the Delaware General Corporation Law and the common and constitutional law of Delaware, and the full texts of our certificate of incorporation and by-laws filed as exhibits to the registration statement of which this prospectus forms a part.

         We are authorized to issue up to 550 million shares of common stock with a par value of $0.10 per share. As of September 30, 2001, there were 377,000,000 shares of common stock issued and outstanding. Our common stock is traded on the New York Stock Exchange under the symbol "IPG."

Voting Rights

         Each share of common stock is entitled to one vote, and a majority of the votes cast with respect to a matter will be sufficient to authorize action upon that matter. Directors are elected by a majority of the votes cast. Stockholders do not have the right to cumulate their votes in the election of directors. For that reason, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

No Preemptive or Conversion Rights

         Our common stock will not entitle its holders to any preemption, redemption, conversion or other subscription rights.

Assets Upon Dissolution

         In the event of liquidation, holders of common stock would be entitled to receive proportionately any assets legally available for distribution to our shareholders with respect to shares held by them, subject to any prior or equal rights of any of our preferred stock then outstanding.

Distributions

         Holders of common stock will be entitled to receive ratably the dividends or distributions that our board of directors may declare out of funds legally available for these payments. The payment of distributions by us is subject to the restrictions of Delaware law applicable to the declaration of distributions by a corporation. Under Delaware law, a corporation may not pay a dividend out of net profits if the capital stock of the corporation is less than the stated amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of the corporation's assets. In addition, the payment of distributions to shareholders is subject to any prior or equal rights of outstanding preferred stock.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

         This is a summary of certain United States federal income tax consequences relevant to a holder of Notes, and where noted, the common stock issuable upon conversion of the Notes. All references to "holders" (including U.S. Holders and Non-U.S. Holders) are to beneficial owners of Notes. The discussion below deals only with Notes held as capital assets and does not purport to deal with persons in special tax situations, including, for example, financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, tax exempt entities, persons holding Notes in a tax-deferred or tax-advantaged account, or persons holding Notes as a hedge against currency risks, as a position in a "straddle" or as part of a "hedging" or "conversion" transaction for tax purposes.

         Except where specifically indicated below, we do not address all of the tax consequences that may be relevant to a holder. In particular, we do not address:

o the United States federal income tax consequences to shareholders in, or partners or beneficiaries of, an entity that is a holder of Notes;

o the United States federal estate, gift or alternative minimum tax consequences of the purchase, ownership or disposition of Notes;

o persons who hold the Notes whose functional currency is not the United States dollar;

o any state, local or foreign tax consequences of the purchase, ownership or disposition of Notes; or

o any federal, state, local or foreign tax consequences of owning or disposing of the common stock.

         Persons considering the purchase of Notes should consult their own tax advisors concerning the application of the United States federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

         This summary is based upon laws, regulations, rulings and decisions now in effect all of which are subject to change (including retroactive changes in effective dates) or possible differing interpretations. No statutory, administrative or judicial authority directly addresses the treatment of the Notes or instruments similar to the Notes for United States federal income tax purposes. No rulings have been sought or are expected to be sought from the Internal Revenue Service (which we refer to as the IRS) with respect to any of the United States federal income tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions, As a result, no assurance can be given that the IRS will agree with the tax characterizations and the tax consequences described below.

         We urge prospective investors to consult their own tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the Notes and the common stock in light of their own particular circumstances, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States federal or other tax laws.

Classification of the Notes

         We have been advised by our counsel, Cleary, Gottlieb, Steen & Hamilton, that the Notes will be treated as indebtedness for United States federal income tax purposes and that the Notes will be subject to the special regulations governing contingent payment debt instruments (which we refer to as the CPDI regulations). Moreover, pursuant to the terms of the indenture, we and each holder of Notes agree, for United States federal income tax purposes, to treat the Notes as debt instruments that are subject to the CPDI regulations with a "comparable yield" calculated in the manner described below.

U.S. Holders

         The following discussion is a summary of certain United States federal income tax consequences that will apply to you if you are a citizen or resident of the United States or a domestic corporation or a person who is otherwise subject to United States federal income tax on a net income basis in respect of the Notes (a "U.S. Holder").

         Accrual of Interest on the Notes

         Pursuant to the CPDI regulations, U.S. Holders of Notes are required to accrue interest income on Notes, in the amounts described below, regardless of whether the U.S. Holder uses the cash or accrual method of tax accounting. Accordingly, U.S. Holders may be required to include interest in taxable income in each year in excess of the accruals on the Notes for non-tax purposes and in excess of any contingent interest payments actually received in that year.

         The CPDI regulations provide that a U.S. Holder must accrue an amount of ordinary interest income, as original issue discount for United States federal income tax purposes, for each accrual period prior to and including the maturity date of the Notes that equals:

         (1) the product of (i) the adjusted issue price (as defined below) of the Notes as of the beginning of the accrual period; and (ii) the comparable yield to maturity (as defined below) of the Notes, adjusted for the length of the accrual period;

         (2)  divided by the number of days in the accrual period; and

         (3) multiplied by the number of days during the accrual period that the U.S. Holder held the Notes.

         The issue price of the Notes is the first price at which a substantial amount of the Notes was sold to the public, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. The adjusted issue price of a
Note is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the projected amount of any payments previously made with respect to the Notes.

         The term "comparable yield" means the annual yield we would pay, as of the initial issue date, on a fixed-rate nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the Notes. We have determined that the comparable yield for the Notes is an annual rate of 7.45%, compounded semiannually.

         The CPDI regulations require that we provide to U.S. Holders, solely for United States federal income tax purposes, a schedule of the projected amounts of payments, which we refer to as projected payments, on the Notes. These payments set forth on the schedule must produce total return on the Notes equal to the comparable yield. The projected payment schedule includes estimates for certain contingent interest payments and an estimate for a payment at maturity taking into account the fair market value of the common stock that might be paid upon a conversion of the Notes.

         Pursuant to the terms of the indenture, each holder of Notes has agreed to use the comparable yield and the schedule of projected payments as described above in determining its interest accruals, and the adjustments thereto described below, in respect of the Notes. This comparable yield and the schedule of projected payments will be set forth in the indenture. You may also obtain the projected payment schedule by submitting a written request for such information to the address set forth under "Where You Can Find More Information."

         The comparable yield and the schedule of projected payments are not determined for any purpose other than for the determination of a holder's interest accruals and adjustments thereof in respect of the Notes for United States federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable on the Notes.

         Amounts treated as interest under the CPDI regulations are treated as original issue discount for all purposes of the Code.

         Adjustments to Interest Accruals on the Notes

         If, during any taxable year, a U.S. Holder receives actual payments with respect to the Notes that in the aggregate exceed the total amount of projected payments for that taxable year, the U.S. Holder will incur a "net positive adjustment" under the CPDI regulations equal to the amount of such excess. The U.S. Holder will treat a "net positive adjustment" as additional interest income. For this purpose, the payments in a taxable year include the fair market value of our common stock received in that year.

         If a U.S. Holder receives in a taxable year actual payments with respect to the Notes that in the aggregate were less than the amount of projected payments for that taxable year, the U.S. Holder will incur a "net negative adjustment" under the CPDI regulations equal to the amount of such deficit. This adjustment will (a) reduce the U.S. Holder's interest income on the Notes for that taxable year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder's interest income on the Notes during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments. Any negative adjustment in excess of the amount described in (a) and (b) will be carried forward, as a negative adjustment to offset future interest income in respect of the Notes or to reduce the amount realized on a sale, exchange or retirement of the Notes.

         Sale, Exchange, Conversion or Redemption

         Upon the sale or exchange of a Note, or the redemption of a Note for cash, a U.S. Holder generally will recognize gain or loss. As described above, our calculation of the comparable yield and the schedule of projected payments for the Notes includes the receipt of stock upon conversion as a contingent payment with respect to the Notes. Accordingly, we intend to treat the receipt of our common stock by a U.S. Holder upon the conversion of a Note, or upon the redemption of a Note where we elect to pay in common stock, as a payment under the CPDI regulations. As described above, holders have agreed to be bound by our determination of the comparable yield and the schedule of projected payments.

         The amount of gain or loss on a taxable sale, exchange, conversion or redemption will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. Holder, including the fair market value of any of our common stock received, and (b) the U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note will generally be equal to the U.S. Holder's original purchase price for the Note, increased by any interest income previously accrued by the U.S. Holder (determined without regard to any adjustments to interest accruals described above), and decreased by the amount of any projected payments that have been previously scheduled to be made in respect of the Note (without regard to the actual amount paid). Gain recognized upon a sale, exchange, conversion or redemption of a Note will generally be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest previously included in income, and thereafter, capital loss (which will be long-term if the Note is held for more than one year). The deductibility of net capital losses is subject to limitations.

         A U.S. Holder's tax basis in our common stock received upon a conversion of a Note or upon a U.S. Holder's exercise of a put right that we elect to pay in common stock will equal the then current fair market value of such common stock. The U.S. Holder's holding period for the common stock received will commence on the day immediately following the date of conversion or redemption.

         Purchasers of Notes at a price other than the adjusted issue price

         If you purchase a Note in the secondary market for an amount that differs from the adjusted issue price of the Notes at the time of purchase, you will be required to accrue interest income on the Note in accordance with the comparable yield even if market conditions have changed since the date of issuance. The rules for accruing bond premium, acquisition premium and market discount will not apply. Instead, you must reasonably determine whether the difference between the purchase price for a Note and the adjusted issue price of a Note is attributable to a change in expectations as to the contingent amounts potentially payable in respect of the Notes, a change in interest rates since the Notes were issued, or both, and reasonably allocate the difference accordingly.

         If the purchase price of a Note is less than its adjusted issue price, a positive adjustment will result, increasing the amount of interest that you would otherwise accrue and include in income each year, and the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon redemption or maturity by the amounts allocated to each of interest and projected payment schedule. If the purchase price is more than the adjusted issue price of a Note, a negative adjustment will result, decreasing the amount of interest that you must include in income each year, and the amount of ordinary income (or increasing the amount of ordinary loss) recognized upon redemption or maturity by the amounts allocated to each of interest and projected payment schedule. To the extent that an adjustment is attributable to a change in interest rates, it must be reasonably allocated to the daily portions of interest over the remaining term of the Notes. Any positive or negative adjustment that you are required to make if you purchase your Notes at a price other than the adjusted issue price will increase or decrease, respectively, your tax basis in the Notes.

         Certain United States holders will receive Forms 1099-OID reporting interest accruals on their Notes. Those forms will not, however, reflect the effect of any positive or negative adjustments resulting from your purchase of a
Note in the secondary market at a price that differs from its adjusted issue price on the date of purchase. You are urged to consult your tax advisor as to whether, and how, such adjustments should be made to the amounts reported on any Form 1099-OID.

         Constructive Dividends

         If at any time we were to make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the Notes, the conversion rate of the Notes is increased, such increase might be deemed to be the payment of a taxable dividend to holders of the Notes.

         For example, an increase in the conversion rate in the event of distributions of our evidences of indebtedness or our assets or an increase in the event of an extraordinary cash dividend would generally result in deemed dividend treatment to holders of the Notes, but generally an increase in the event of stock dividends or the distribution of rights to subscribe for common stock will not.

         Tax Event

         The modification of the terms of the Notes by us upon a Tax Event as described in "Description of Notes--Optional Conversion to Semiannual Cash Pay Upon Tax Event," could possibly alter the timing and amount of income recognition by the holders with respect to the semiannual payments of interest due after the option exercise date.

         Backup Withholding Tax and Information Reporting

         Payments of principal, premium, if any, and interest (including original issue discount) on, and the proceeds of dispositions of, the Notes may be subject to information reporting and United States federal backup withholding tax if the U.S. Holder thereof fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. Any amounts so withheld will be allowed as a credit against such U.S. Holder's United States federal income tax liability.

Non-U.S. Holders

         The following is a summary of certain United States federal tax consequences that will apply to you if you are a Non-U.S. Holder of the Notes or shares of common stock. The term "Non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder.

         Non-U.S. Holders should consult their own tax advisors to determine the United States federal, state, local and foreign tax consequences that may be relevant to them.

         Payments with respect to the Notes

         Payments of contingent interest made to Non-U.S. Holders that are based on the cash dividends paid by us will not be exempt from United States federal income or withholding tax and, therefore, Non-U.S. Holders will be subject to withholding on such payments of contingent interest at a rate of 30%, subject to reduction by an applicable treaty or upon the receipt of a Form W-8ECI (or successor form) from a Non-U.S. Holder claiming that the payments are effectively connected with the conduct of a United States trade or business (or, where a tax treaty applies, are attributable to a United States permanent establishment).

         All other payments on the Notes made to a Non-U.S. Holder, including a payment in common stock pursuant to a conversion, and any gain realized on a sale or exchange of the Notes (other than gain attributable to accrued contingent interest payments), will be exempt from United States income or withholding tax, provided that:

         (i) such Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of our stock entitled to vote, and is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership;

         (ii) the beneficial owner of a Note certifies on IRS Form W-8BEN (or successor form), under penalties of perjury, that it is not a United States person and provides its name and address or otherwise satisfies applicable documentation requirements;

        (iii) such payments and gain are not effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States, and

         (iv) the Notes and common stock are actively traded within the meaning of section 871(h)(4)(C)(v)(1) of the Code (which, for these purposes and subject to certain exceptions, includes trading on the NYSE).

         If a Non-U.S. Holder of the Notes is engaged in a trade or business in the United States, and if interest on the Notes is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from the withholding tax discussed in the preceding paragraphs, will generally be subject to regular United States federal income tax on interest and on any gain realized on the sale, exchange, conversion or redemption of the Notes in the same manner as if it were a U.S. Holder. In lieu of the certificate described in the preceding paragraph, such a Non-U.S. Holder will be required to provide to the withholding agent a properly executed IRS Form W-8ECI (or successor form) in order to claim an exemption from withholding tax. In addition, if such a Non-U.S. Holder is a foreign corporation, such Holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

         Payments on Common Stock and constructive dividends

         Any dividends paid to you with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the number of shares of common stock to be issued upon conversion, see "Constructive Dividends" above) will be subject to withholding tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a United States permanent establishment, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income to be exempt from withholding tax. Any such effectively connected dividends received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

         Sale, Exchange or Redemption of Shares of Common Stock

         Any gain realized upon the sale, exchange, or redemption of a share of common stock generally will not be subject to United States federal income tax unless:

o That gain is effectively connected with the conduct of a trade or business in the United States by you, or

o You are an individual who is present in the United States for 183 days or more in the taxable year of that disposition and certain other conditions are met.

         United States Federal Estate Tax

         Notes held by a Non-U.S. Holder individual at the time of death will not be includible in the decedent's taxable estate for United States federal estate tax purposes (except to the extent a portion of the value of the Notes is appropriately attributable to payments on the Notes that are based on our dividends), provided that such holder or beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all of our classes of stock entitled to vote, and provided that, at the time of death, payments with respect to such Notes (including OID) would not have been effectively connected with the conduct by such holder of a trade or business within the United States. If you are an individual, your common stock will be subject to United States estate tax when you die unless you are entitled to the benefits of an estate tax treaty.

         Backup Withholding Tax and Information Reporting

      In general, if you are a Non-U.S. Holder you will not be subject to backup withholding and information reporting with respect to payments made by us with respect to the Notes if you have provided us with an IRS Form W-8BEN described above and we do not have actual knowledge or reason to know that you are a U.S. person. In addition, no backup withholding will be required regarding the proceeds of the sale of Notes made within the United States or conducted through certain United States financial intermediaries if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person or you otherwise establish an exemption.

                             SELLING SECURITYHOLDERS

         The Notes were originally issued by us and sold to Salomon Smith Barney Inc., J.P. Morgan Securities Inc., HSBC Securities (USA) Inc., Morgan Stanley & Co. Incorporated, Barclays Capital, Inc., Robertson Stephens, Inc. and SunTrust Capital Markets, Inc. (the "Initial Purchasers") and resold by the Initial Purchasers in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the Initial Purchasers to be "qualified institutional buyers" as defined by Rule 144A under the Securities Act and outside the United States to non-United States persons in accordance with Regulation S under the Securities Act. The selling securityholders, including their transferees, pledgees, donees, assignees or successors, may from time to time offer and sell pursuant to this prospectus any or all of the Notes listed below and the shares of common stock issued upon conversion of the Notes.

         The table below sets forth the name of each selling securityholder, the principal amount at maturity of Notes that each selling securityholder may offer pursuant to this prospectus and the number of shares of common stock into which those Notes are convertible. Unless set forth below, to the best of our knowledge, none of the selling securityholders has, or within the past three years has had, any material relationship with us or any of our predecessors or affiliates or beneficially owns in excess of 1% of our outstanding common stock.

         We have prepared the table below based on information given to us by the selling securityholders on or prior to February 8, 2002. However, any or all of the Notes or shares of common stock listed below may be offered for sale pursuant to this prospectus by the selling securityholders from time to time. Accordingly, no estimate can be given as to the amounts of Notes or shares of common stock that will be held by the selling securityholders upon consummation of any sales. In addition, the selling securityholders listed in the table below may have acquired, sold or transferred, in transactions exempt from the registration requirements of the Securities Act, some or all of their Notes since the date as of which the information in the table is presented.

         Information about the selling securityholders may change over time. Any changed information will be set forth in prospectus supplements to this prospectus. From time to time, additional information concerning ownership of the Notes and shares of common stock may rest with certain holders of the Notes not named in the table below and of whom we are unaware.

                                                                                Number of
                                                                                Shares of
                                 Aggregate Principal        Percentage        Common Stock         Percentage of
                                Amount at Maturity of        of Notes          That May be         Common Stock
Name                            Notes That May be Sold      Outstanding          Sold(1)          Outstanding(2)
----                            ----------------------      -----------          -------          --------------
Aftra Health Fund                       375,000              *                    8,556                 *
Aid Association for                   3,000,000              *                   68,444                 *
     Lutherans, as successor
     to Lutheran Brotherhood

Akela Capital Master Fund,            2,000,000              *                   45,629                 *
     Ltd.
Argent LoeLev Convertible             1,000,000              *                   22,815                 *
     Arbitrage Fund, LLC
Argent Convertible Arbitrage         10,000,000              1.42%              228,147                 *
     Fund Ltd.
Aristeia International Limited       15,600,000              2.22%              355,909                 *
Aristeia Partners, LP                 4,400,000              *                  100,385                 *
Bank Austria Cayman Islands,          1,000,000              *                   22,815                 *
     Ltd.
BNP Paribas                          42,000,000              5.98%              958,217                 *
CSFB Convertible and                  1,500,000              *                   34,222                 *
     Quantitative Strategies,
     Ltd.
First Union Securities Inc.          25,000,000              3.56%              570,368                 *
Global Bermuda Limited                2,000,000              *                   45,629                 *
     Partnership

Goldman Sachs and Company             8,750,000              1.25%              199,629                 *
Granville Capital Corporation         7,000,000              1.00%              159,701                 *
HFR TQA Master Trust                    250,000              *                    5,704                 *
Highbridge International LLC         26,750,000              3.81%              610,293                 *
JMG Convertible Investments,          1,500,000              *                   34,222                 *
     LP

JMG Triton Offshore Fund, Ltd.        1,500,000              *                   34,222                 *
Lakeshore International, Ltd.         8,000,000              1.14%              182,518                 *
LDG Limited                             500,000              *                   11,407                 *
Lexington (IMA) Limited               1,095,000              *                   24,982                 *
Lyxor Master Fund Ref:                1,000,000              *                   22,815                 *
     Argent/LowLev CB

Mainstay Convertible Fund             4,920,000              *                  112,248                 *
Mainstay VP Convertible               1,500,000              *                   34,222                 *
     Portfolio

Moussewizard, LLC                       258,000              *                    5,886                 *
New York Life Insurance               7,545,000              1.07%              172,137                 *
     Company

New York Life Separate                  660,000              *                   15,058                 *
     Account #7
NHS Services (Cayman) Inc.           35,000,000              4.99%              798,515                 *
OZ Convertible Master Fund,           1,406,000              *                   32,077                 *
     Ltd.
OZ Master Fund, Ltd.                 27,277,000              3.89%              622,317                 *
RCG Halifax Master Fund, Ltd.           500,000              *                   11,407                 *
RCG Latitude Master Fund Ltd.         2,500,000              *                   57,037                 *
RCG Multi Strategy, LP                1,000,000              *                   22,814                 *
S.A.C. Capital Associates, LLC       22,750,000              3.24%              519,034                 *
Southern Farm Bureau Life               680,000              *                   15,514                 *
     Insurance

Starvest Managed Portfolio               70,000              *                    1,597                 *
State of Florida Division of          3,250,000              *                   74,147                 *
     Treasury

TQA Master Fund, Ltd.                 5,250,000              *                  119,777                 *
TQA Master Plus Fund, Ltd.            3,000,000              *                   68,444                 *
Tribeca Investments L.L.C.           12,500,000              1.78%              285,184                 *
UFJ Investments Asia Ltd.             9,000,000              *                  205,332                 *
Wilmington Trust Company             64,810,000              9.23%            1,478,621                 *
Zurich Institutional                    250,000              *                    5,704                 *
     Benchmark Master Fund
     Limited

All other holders of Notes or
     future transferees,
     pledgees, donees,
     assignees or successors
     of any holders(3)(4)
                                   --------------    --------------        --------------       --------------
Total.......................        368,354,000             52.46             8,403,884               2.816
                                   ==============    ==============        ==============       ==============

-------
*    Less than one percent (1%).

(1)  Assumes conversion of all of the holder's Notes at a conversion rate of
     22.8147 shares of common stock per $1,000 principal amount at maturity of the Notes. This conversion rate is subject to adjustment, however, as described under "Description of the Notes--Conversion rights." As a result, the number of shares of common stock issuable upon conversion of the Notes may increase or decrease in the future.

(2) Calculated based on Rule 13d-3(d)(1)(i) of the Exchange Act, using 377,000,000 shares of common stock outstanding as of September 30, 2001. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder's Notes, but we did not assume conversion of any other holder's Notes.

(3) Information about other selling securityholders will be set forth in prospectus supplements, if required.

(4) Assumes that any other holders of Notes, or any future pledgees, donees, assignees, transferees or successors of or from any other holders of Notes, do not beneficially own any shares of common stock other than the common stock issuable upon conversion of the Notes at the initial conversion rate.

                              PLAN OF DISTRIBUTION

         We are registering the Notes and shares of common stock covered by this prospectus to permit holders to conduct public secondary trading of these securities from time to time after the date of this prospectus. We have agreed, among other things, to bear all expenses, other than underwriting discounts and selling commissions, in connection with the registration and sale of the Notes and the shares of common stock covered by this prospectus.

         We will not receive any of the proceeds from the offering of Notes or the shares of common stock by the selling securityholders. We have been advised by the selling securityholders that the selling securityholders may sell all or a portion of the Notes and shares of common stock beneficially owned by them and offered hereby from time to time:

o    directly; or

o through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts or commissions or agent's commissions from the selling securityholders or from the purchasers of the Notes and common stock for whom they may act as agent.

         The Notes and the common stock may be sold from time to time in one or more transactions at:

o    fixed prices;

o    prevailing market prices at the time of sale;

o    varying prices determined at the time of sale; or

o    negotiated prices.

         These prices will be determined by the holders of the securities or by agreement between these holders and underwriters or dealers who may receive fees or commissions in connection with the sale. The aggregate proceeds to the selling securityholders from the sale of the Notes or shares of common stock offered by them hereby will be the purchase price of the Notes or shares of common stock less discounts and commissions, if any.

         The sales described in the preceding paragraph may be effected in transactions:

o on any national securities exchange or quotation service on which the Notes and common stock may be listed or quoted at the time of sale, including the New York Stock Exchange in the case of the common stock;

o    in the over-the-counter market; or

o    through the writing of options.

         These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

         In connection with the sales of the Notes and the shares of common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the Notes and the shares of common stock, short and deliver Notes and the shares of common stock to close out such short positions, or loan or pledge Notes and the shares of common stock to broker-dealers that in turn may sell the Notes and the shares of common stock.

         To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholders and any underwriter, broker-dealer or agent regarding the sale of the Notes and the shares of common stock by the selling securityholders. Selling securityholders may not sell any, or may not sell all, of the Notes and the shares of common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that a selling securityholder will not transfer, devise or gift the Notes and the shares of common stock by other means not described in this prospectus. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

         The outstanding shares of common stock are listed for trading on the New York Stock Exchange under the symbol "IPG."

         The selling securityholders and any broker and any broker-dealers, agents or underwriters that participate with the selling securityholders in the distribution of the Notes or the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act. In this case, any commissions received by these broker-dealers, agents or underwriters and any profit on the resale of the Notes or the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. In addition, any profits realized by the selling securityholders may be deemed to be underwriting commissions.

         The Notes were issued and sold in December 2001 in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the Initial Purchasers to be "qualified institutional buyers," as defined by Rule 144A under the Securities Act, and outside the United States to non-United States persons in accordance with Regulation S under the Securities Act. We have agreed to indemnify each selling securityholder (including the Initial Purchasers), and each selling securityholder's directors, officers, employees, representatives, agents, and each person, if any, who controls that selling securityholder within the meaning of either the Securities Act or the Exchange Act, and each selling securityholder (including the Initial Purchasers) has agreed to indemnify us, our directors, officers, employees, representatives, agents, and each person, if any, who controls us within the meaning of either the Securities Act or the Exchange Act, against specified liabilities arising under the Securities Act, the Exchange Act or other applicable law.

         The selling securityholders and any other person participating in a distribution will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the Notes and the underlying shares of common stock by the selling securityholders and any such other person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the Notes and the underlying shares of common stock to engage in market-making activities with respect to the particular Notes and the underlying shares of common stock being distributed for a period of up to five business days prior to the commencement of the distribution. This may affect the marketability of the Notes and the underlying shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the Notes and the underlying shares of common stock.

         We will use our reasonable efforts to keep the registration statement of which this prospectus is a part effective until the earliest of:

o the time when the Notes and the underlying shares of common stock can be sold pursuant to Rule 144 under the Securities Act or any successor provision;

o the expiration of the holding period applicable to the Notes and the underlying shares of common stock held by persons that are not our affiliates under Rule 144(k) under the Securities Act or any successor provision; and

o the date on which all Notes and the underlying shares of common stock are disposed of in accordance with the registration statement to which this prospectus relates.

         We will be permitted to suspend the effectiveness of the shelf registration statement and the use of this prospectus during specified periods (not to exceed 120 days in the aggregate in any 12 month period) in specified circumstances, including circumstances relating to pending corporate developments. We need not specify the nature of the event giving rise to a suspension in any notice to holders of the Notes of the existence of such a suspension. In these cases, we may prohibit offers and sales of Notes and shares of common stock pursuant to the registration statement to which this prospectus relates.

                             VALIDITY OF SECURITIES

         The validity of the Notes offered hereby and the shares of common stock issuable upon conversion of the Notes has been passed upon for Interpublic by Nicholas J. Camera, Esq., Senior Vice President, General Counsel and Secretary of Interpublic.

                                     EXPERTS

         The consolidated financial statements incorporated in this prospectus by reference to Interpublic's Current Report on Form 8-K dated September 18, 2001, except as they relate to NFO Worldwide, Inc. as of and for the two-year period ended December 31, 1999, Deutsch, Inc. and Subsidiary and Affiliates as of December 31, 2000 and 1999 and for the years then ended, and True North as of December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, have been audited by PricewaterhouseCoopers LLP, independent accountants, and, insofar as they relate to NFO Worldwide, Inc., Deutsch, Inc. and Subsidiary and Affiliates, and True North, by Arthur Andersen LLP, J.H. Cohn LLP, and Arthur Andersen LLP, respectively, independent accountants, whose reports thereon have been incorporated herein. Such financial statements have been incorporated in reliance on the reports of such independent accountants given on the authority of such firms as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

         Interpublic is paying all of the selling securityholders' expenses related to this offering, except the selling securityholders will pay any applicable underwriting and broker's commissions and expenses. The following table sets forth the approximate amount of fees and expenses payable by Interpublic connection with this registration statement and the distribution of the Notes and shares of common stock registered hereby. All of the amounts shown are estimates except the SEC registration fee.

SEC registration fee.......................................$[     ]
Accountant's Fees and Expenses.............................$[     ]
Attorneys' Fees and Expenses...............................$[     ]
Printing and engraving expenses............................$[     ]
Miscellaneous Expenses.....................................$[     ]
         Total.............................................$[     ]

Item 15. Indemnification of Directors and Officers.

         Section 145 of Title 8 of the General Corporation Law of the State of Delaware ("GCL") gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, provided that such director, officer, employee or agent acted in good faith and in a manner reasonably believed to be in or not opposed by the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director, officer, employee or agent had no reasonable cause to believe his or her conduct was unlawful. The same Section also gives a corporation power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Section 145 of the GCL further provides that, to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

         The Registrant's by-laws contain specific authority for indemnification by the Registrant of current and former directors, officers, employees or agents of the Registrant on terms that have been derived from Section 145 of Title 8 of the GCL.

Item 16. Exhibits.

         The following is a list of all exhibits filed as a part of this registration statement on Form S-3, including those incorporated in this registration statement by reference.

 Exhibit
 Number                       Description of Exhibits
 ------                       -----------------------

   4.1 Restated Certificate of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1(i) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000)

   4.2 Bylaws of the Registrant (incorporated by reference to Exhibit 3.1(ii) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000)

   4.3 Senior Debt Indenture dated as of October 20, 2000 between the Registrant and The Bank of New York, as Trustee (incorporated by reference to Exhibit 99.1 to the Registrant's Current Report on Form 8-K dated October 24, 2000)

   4.4 Second Supplemental Indenture dated as of December 14, 2001 between the Registrant and The Bank of New York, as Trustee

   4.5    Form of Zero-Coupon Convertible Senior Notes Due 2021 (included in
          Exhibit 4.4)

   4.6 Registration Rights Agreement dated as of December 14, 2001 between the Registrant and Salomon Smith Barney Inc., as representative of the initial purchasers named therein.

   5.1 Opinion of Nicholas J. Camera, Esq., Senior Vice President, General Counsel and Secretary of the Registrant

   8.1 Opinion of Cleary, Gottlieb, Steen & Hamilton as to certain U.S. federal income tax matters

   12.1   Statement of Computation of Ratio of Earnings to Fixed Charges

   23.1   Consent of PricewaterhouseCoopers LLP

   23.2   Consent of Arthur Andersen LLP (with respect to NFO Worldwide, Inc.)

   23.3 Consent of Arthur Andersen LLP (with respect to True North Communications Inc.)

   23.4   Consent of J.H. Cohn LLP

   23.5 Consent of Nicholas J. Camera, Esq., Senior Vice President, General Counsel and Secretary of the Registrant (included in Exhibit 5.1)

   23.6   Consent of Cleary, Gottlieb, Steen & Hamilton (included in Exhibit
          8.1)

   24.1   Power of Attorney (included on signature pages of this Part II)

   25.1 Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of The Bank of New York under the Indenture

Item 17. Undertakings.

         (a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a Fundamental Change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to its articles, bylaws or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on February 8, 2002.

                                    THE INTERPUBLIC GROUP OF COMPANIES, INC.


                                    By:  /s/ Nicholas J. Camera
                                         ----------------------
                                         Name:  Nicholas J. Camera
                                         Title: Senior Vice President, General
                                                Counsel and Secretary

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Nicholas J. Camera, John
J. Dooner, Jr. or Sean F. Orr or any of them his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agent, proxy and attorney-in-fact full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

                  Pursuant to the requirements of the Securities Act of 1933, this registration statement and power of attorney have been signed by the following persons in the capacities and on the dates indicated.

                                       Title                       Date
                                       -----                       ----

/s/ Sean F. Orr              Executive Vice President, Chief    February 8, 2002
---------------------------  Financial Officer (Principal
Sean F. Orr                  Financial Officer) and Director


/s/ John J. Dooner, Jr.      Chairman of the Board, President   February 8, 2002
---------------------------  and Chief Executive Officer
John J. Dooner, Jr.          (Principal Executive Officer)


/s/ Richard P. Sneeder, Jr.  Vice President and Controller      February 8, 2002
---------------------------  (Principal Accounting Officer)
Richard P. Sneeder, Jr.

/s/ Frank J. Borelli         Director                           February 8, 2002
---------------------------
Frank J. Borelli

/s/ Reginald K. Brack        Director                           February 8, 2002
---------------------------
Reginald K. Brack

/s/ Jill M. Considine        Director                           February 8, 2002
---------------------------
Jill M. Considine

/s/ H. John Greeniaus        Director                           February 8, 2002
---------------------------
H. John Greeniaus

/s/ Richard A. Goldstein     Director                           February 8, 2002
---------------------------
Richard A. Goldstein

/s/ J. Phillip Samper        Director                           February 8, 2002
---------------------------
J. Phillip Samper

                                 EXHIBIT INDEX

Exhibit
 Number                      Description of Exhibits
 ------                      -----------------------

   4.1 Restated Certificate of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1(i) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000)

   4.2 Bylaws of the Registrant (incorporated by reference to Exhibit 3.1(ii) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 2000)

   4.3 Senior Debt Indenture dated as of October 20, 2000 between the Registrant and The Bank of New York, as Trustee (incorporated by reference to Exhibit 99.1 to the Registrant's Current Report on Form 8-K dated October 24, 2000)

   4.4 Second Supplemental Indenture dated as of December 14, 2001 between the Registrant and The Bank of New York, as Trustee

   4.5    Form of Zero-Coupon Convertible Senior Notes Due 2021 (included in
          Exhibit 4.4)

   4.6 Registration Rights Agreement dated as of December 14, 2001 between the Registrant and Salomon Smith Barney Inc., as representative of the initial purchasers named therein.

   5.1 Opinion of Nicholas J. Camera, Esq., Senior Vice President, General Counsel and Secretary of the Registrant

   8.1 Opinion of Cleary, Gottlieb, Steen & Hamilton as to certain U.S. federal income tax matters

   12.1   Statement of Computation of Ratio of Earnings to Fixed Charges

   23.1   Consent of PricewaterhouseCoopers LLP

   23.2   Consent of Arthur Andersen LLP (with respect to NFO Worldwide, Inc.)

   23.3 Consent of Arthur Andersen LLP (with respect to True North Communications Inc.)

   23.4   Consent of J.H. Cohn LLP

   23.5 Consent of Nicholas J. Camera, Esq., Senior Vice President, General Counsel and Secretary of the Registrant (included in Exhibit 5.1)

   23.6   Consent of Cleary, Gottlieb, Steen & Hamilton (included in Exhibit
          8.1)

   24.1   Power of Attorney (included on signature pages of this Part II)

   25.1 Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of The Bank of New York under the Indenture